UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Western Union Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

March 29, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of The Western Union Company (the “Company”), to be held at 3:30 p.m., local time, on Thursday, May 10, 2007 at facilities located at Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. A registration desk will open at 2:30 p.m. At the meeting, you will be asked to:

•	elect directors to the Company’s Board of Directors;

•	approve The Western Union Company 2006 Long-Term Incentive Plan;

•	approve The Western Union Company Senior Executive Annual Incentive Plan;

•	ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for 2007; and

•	consider such other matters as may properly come before the annual meeting or any adjournment or postponement thereof.

Your vote is important! Whether or not you plan to attend the annual meeting, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy and return it as promptly as possible. You may also submit your proxy over the Internet or by telephone. Mailing your completed proxy or using the telephone or Internet voting systems will not prevent you from voting in person at the meeting if you are a record holder and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. The Company’s 2006 Annual Report, which is being sent to you along with the proxy statement, contains information about the Company and its financial performance.

Directors and officers of the Company will be present at the annual meeting. I am very much looking forward to the Company’s first annual meeting of stockholders since becoming an independent company.

Kind Regards,

Christina A. Gold

President and Chief Executive Officer

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of The Western Union Company, a Delaware corporation (the “Company”), will be held at 3:30 p.m., local time, on May 10, 2007, at Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, for the following purposes:

1.	Elect Dinyar S. Devitre, Betsy D. Holden and Christina A. Gold to serve as Class I members of our Board of Directors until our 2010 annual meeting of stockholders.

2.	Approve The Western Union Company 2006 Long-Term Incentive Plan.

3.	Approve The Western Union Company Senior Executive Annual Incentive Plan.

4.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007.

5.	Transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Our Board of Directors recommends that you vote FOR each of these proposals.

Our stockholders of record on March 12, 2007 are entitled to notice of and to vote at the meeting and at any adjournment or postponement that may take place. To gain admission to the annual meeting of stockholders, you will need to show that you are a stockholder of the Company. All stockholders will be required to show valid, government-issued, picture identification or an employee badge issued by the Company. If your shares are registered in your name, your name will be compared to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker or bank, you will need to bring evidence of your share ownership, such as your most recent brokerage account statement or a legal proxy from your broker. If you do not have valid picture identification and proof that you own Company shares, you will not be admitted to the annual meeting of stockholders. All packages and bags are subject to inspection. Please note that the registration desk will open at 2:30 p.m. Please arrive in advance of the start of the meeting to allow time for identity verification.

You are cordially invited to attend the meeting, but whether or not you expect to attend in person, you are urged to mark, date and sign the enclosed Proxy Card and return it in the enclosed prepaid envelope or follow the alternative voting procedures described in the Proxy Card.

By Order of the Board of Directors

David L. Schlapbach

Executive Vice President, General Counsel and Secretary

March 29, 2007

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN YOUR PROXY OR FOLLOW ANY ALTERNATIVE VOTING PROCEDURES DESCRIBED ON THE PROXY CARD SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

i

THE WESTERN UNION COMPANY

12500 East Belford Avenue

Englewood, Colorado 80112

(866) 405-5012

PROXY STATEMENT

The Board of Directors of The Western Union Company (“Western Union” or the “Company”) is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 10, 2007 at 3:30 p.m., local time, and any adjournment or postponement of that meeting. The meeting will be held at Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019. This Proxy Statement and the accompanying Proxy Card, Notice of Meeting, and Annual Report to Stockholders was first mailed on or about March 29, 2007 to all stockholders of record as of March 12, 2007 (the “Record Date”). The only voting securities of the Company are shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), of which there were 769,672,162 shares outstanding as of the Record Date (excluding treasury stock).

The Company’s Annual Report to Stockholders, which contains consolidated financial statements for the year ended December 31, 2006, accompanies this Proxy Statement. You also may obtain a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 that was filed with the Securities and Exchange Commission, without charge, by writing to Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. If you would like to receive a copy of any exhibits listed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, please call or submit a request in writing to Investor Relations at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The Company’s Annual Report on Form 10-K and these exhibits are also available in the “Investor Relations” section of www.westernunion.com.

This is the first Annual Meeting of Stockholders of Western Union. The Company became an independent, publicly traded company upon the distribution of its Common Stock to stockholders of First Data Corporation (“First Data”), the Company’s former parent company, on September 29, 2006 (the “Spin-Off”).

THE PROXY PROCESS AND STOCKHOLDER VOTING

Why Did I Receive These Materials?

Stockholders of the Company at the close of business on the March 12, 2007 Record Date are entitled to vote at the Company’s Annual Meeting of Stockholders. This Proxy Statement provides notice of the stockholder meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders. The accompanying Proxy Card provides stockholders with a simple means to vote on the described proposals without having to attend the stockholder meeting in person.

What Does It Mean If I Receive More Than One Set Of Materials?

This means you hold shares of the Company in more than one way. For example, you may own some shares directly as a “Registered Holder” and other shares through a broker or you may own shares through more than one broker. In these situations you may receive multiple sets of proxy materials. It is necessary for you to vote, sign and return all of the Proxy Cards or follow the instructions for any alternative voting procedure on each of the Proxy Cards you receive in order to vote all of the shares you own. Each Proxy Card you received came with its own prepaid return envelope; if you vote by mail make sure you return each Proxy Card in the return envelope which accompanied that Proxy Card.

Does My Vote Matter?

YES! Corporations are required to obtain stockholder approval for the election of directors and other important matters. Each share of Common Stock is entitled to one vote and every share voted has the same weight. In order for the Company to obtain the necessary stockholder approval of proposals, a “quorum” of stockholders (a majority of the issued and outstanding shares entitled to vote, excluding treasury stock) must be represented at the meeting in person or by proxy. If a quorum is not obtained, the Company must postpone the meeting and solicit additional proxies; this is an expensive and time-consuming process that is not in the best interest of the Company or its stockholders. Since few stockholders can spend the time or money to attend stockholder meetings in person, voting by proxy is important to obtain a quorum and complete the stockholder vote.

How Do I Vote?

You may vote by mail or follow any alternative voting procedure described on the Proxy Card. To use an alternative voting procedure, follow the instructions on each Proxy Card that you receive.

To vote by mail, sign and date each Proxy Card you receive, indicating your voting preference on each proposal, and return each Proxy Card in the prepaid envelope which accompanied that Proxy Card. If you return a signed and dated Proxy Card but you do not indicate your voting preferences, your shares will be voted in favor of the director nominees, the approval of the Company’s compensation plans, and the ratification of the appointment of Ernst & Young LLP.

By returning your signed and dated Proxy Card or providing instructions by the alternative voting procedure in time to be received for the 2007 Annual Meeting of Stockholders, you authorize Christina A. Gold and David L. Schlapbach to act as your Proxies to vote your shares of Common Stock as specified.

What Is The Effect Of Not Voting?

It depends on how ownership of your shares is registered and the proposal to be voted upon. If you own shares as a Registered Holder, rather than through a broker, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Except as described below, assuming a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares through a broker and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the following Question, in the absence of your voting instruction, your broker may or may not vote your shares.

Under the rules of the New York Stock Exchange, the total vote cast on the proposal to approve the 2006 Long-Term Incentive Plan must represent over 50% of the shares of the Common Stock entitled to vote on the proposal. Abstentions and broker non-votes will make it less likely that the total vote cast will be over 50% of the shares of Common Stock entitled to vote on the proposal.

If I Don’t Vote, Will My Broker Vote For Me?

If you own your shares through a broker and you don’t vote, your broker may vote your shares in its discretion on some “routine matters.” With respect to other proposals, however, your broker may not be able to vote your shares for you. With respect to these proposals, the aggregate number of unvoted shares is reported as the “broker non-vote.” “Broker non-vote” shares are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. The Company believes that Proposals 1, 3 and 4 set forth in this Proxy Statement are routine matters on which brokers will be permitted to vote any unvoted shares. The Company also believes that Proposal 2 would not be considered a routine matter and brokers may not vote on behalf of their clients if no voting instructions have been furnished.

If I Own My Shares Through A Broker, How Is My Vote Recorded?

Brokers typically own shares of Common Stock for many stockholders. In this situation the Registered Holder on the Company’s stock register is the broker or its nominee. This often is referred to as holding shares in

“Street Name.” The “Beneficial Owners” do not appear in the Company’s stockholder register. Therefore, for shares held in Street Name, distributing the proxy materials and tabulating votes are both two-step processes. Brokers inform the Company how many of their clients are Beneficial Owners and the Company provides the broker with that number of proxy materials. Each broker then forwards the proxy materials to its clients who are Beneficial Owners to obtain their votes. When you receive proxy materials from your broker, the accompanying return envelope is addressed to return your executed Proxy Card to your broker. Shortly before the meeting, each broker totals the votes and submits a Proxy Card reflecting the aggregate votes of the Beneficial Owners for whom it holds shares.

Is My Vote Confidential?

Yes. The vote of any stockholder will not be revealed to anyone other than a non-employee tabulator of votes or an independent election inspector, except (i) as necessary to meet applicable legal and stock exchange listing requirements, (ii) to assert claims for or defend claims against the Company, (iii) to allow the inspectors of election to certify the results of the stockholder vote, (iv) in the event a proxy solicitation in opposition to the Company or the election of the Board of Directors takes place, (v) if a stockholder has requested that his or her vote be disclosed or (vi) to respond to stockholders who have written comments on Proxy Cards.

Can I Revoke My Proxy And Change My Vote?

Yes. You have the right to revoke your proxy at any time prior to the time your shares are voted. If you are a Registered Holder, your proxy can be revoked in several ways: (i) by timely delivery of a written revocation delivered to the Corporate Secretary, (ii) by submitting another valid proxy bearing a later date (including through any alternative voting procedure described on the Proxy Card) or (iii) by attending the meeting and giving the Inspectors of Elections notice that you intend to vote your shares in person. If your shares are held by a broker, you must contact your broker in order to revoke your proxy.

Will Any Other Business Be Transacted At The Meeting? If So, How Will My Proxy Be Voted?

Management does not know of any business to be transacted at the Annual Meeting of Stockholders other than those matters described in this Proxy Statement. The period specified in the Company’s By-Laws for submitting additional proposals to be considered at the meeting has passed and there are no such proposals to be considered. However, should any other matters properly come before the meeting, and any adjournments and postponements thereof, shares with respect to which voting authority has been granted to the Proxies will be voted by the Proxies in accordance with their judgment.

Who Counts The Votes?

Votes will be counted and certified by the Inspectors of Election, who are employees of Wells Fargo Bank, N.A., the Company’s independent Transfer Agent and Registrar. If you are a Registered Holder, your executed Proxy Card is returned directly to Wells Fargo for tabulation. As noted above, if you hold your shares through a broker, your broker returns one Proxy Card to Wells Fargo on behalf of its clients.

How Much Does The Proxy Solicitation Cost?

The Company has engaged the firm of Morrow & Co. to assist in distributing and soliciting proxies for a fee of $9,000, plus expenses. However, the proxy solicitor fee is only a small fraction of the total cost of the proxy process. The largest expense in the proxy process is printing and mailing the proxy materials. Proxies also may be solicited on behalf of the Company by directors, officers or employees of the Company in person or by mail, telephone or facsimile transmission. No additional compensation will be paid to such directors, officers, or employees for soliciting proxies. The Company will bear the entire cost of solicitation of proxies, including the preparation, assembly, printing and mailing of this Proxy Statement and the accompanying Proxy Card, Notice of Meeting and Annual Report to Stockholders.

PROPOSALS SUBMITTED FOR STOCKHOLDER VOTE

Proposal 1

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of three current directors, Mr. Devitre, Ms. Gold and Ms. Holden expire at the 2007 Annual Meeting of Stockholders. Mr. Devitre, Ms. Gold and Ms. Holden have been nominated for reelection through the 2010 Annual Meeting of Stockholders or until a successor is elected and qualified. (See the “Board of Directors Information” section of this Proxy Statement for information concerning all Directors.) In the case of a vacancy occurring during the year in any class, the Board of Directors may elect another director as a replacement, may leave the vacancy unfilled or may reduce the number of directors.

The terms of Mr. Greenberg, Mr. Lacy and Ms. Fayne Levinson expire at the 2008 Annual Meeting of Stockholders. The terms of Mr. Mendoza, Mr. Miles and Lord Stevenson expire at the 2009 Annual Meeting of Stockholders.

A stockholder may (i) vote for the election of any one or more of the nominees, or (ii) withhold authority to vote for one or more of the nominees by so indicating on the Proxy Card. Your shares will be voted as you specify on the enclosed Proxy Card or as you instruct via the alternative voting procedure described on the Proxy Card. If you sign, date and return the Proxy Card without specifying how you want your shares voted, they will be voted for the election of the director nominees. If unforeseen circumstances (such as death or disability) require the Board of Directors to substitute another person for any of the director nominees, your shares will be voted for that other person.

Directors are elected by a plurality of votes of the shares represented at the meeting and entitled to vote. Therefore, if a quorum is present, the three nominees receiving the greatest number of votes will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE TO RE-ELECT MR. DEVITRE, MS. GOLD AND MS. HOLDEN AS DIRECTORS FOR THREE-YEAR TERMS.

Proposal 2

APPROVAL OF THE WESTERN UNION COMPANY

2006 LONG-TERM INCENTIVE PLAN

The Western Union Company 2006 Long-Term Incentive Plan, which we refer to as the Amended and Restated 2006 LTIP, provides for the grant of stock option awards, stock appreciation rights, restricted stock awards, restricted stock unit awards, bonus stock awards and performance grants to eligible persons, including our executive officers. The purpose of the Amended and Restated 2006 LTIP is to enable us to:

•	advance the interests of the Company by attracting and retaining high caliber employees and other key individuals who perform services for the Company, a subsidiary or an affiliate;

•

align the interests of the Company’s stockholders and recipients of awards under the Amended and Restated 2006 LTIP by increasing the proprietary interest of such recipients in the Company’s growth and success; and

•	motivate award recipients to act in the long-term best interests of the Company and its stockholders.

You are being asked to approve the Amended and Restated 2006 LTIP so that the Company may grant awards under the plan in 2008 and thereafter that are fully tax deductible as performance-based compensation under U.S. federal income tax law. Under U.S. federal income tax law, certain remuneration in excess of $1 million paid to the chief executive officer of a public company and the four highest compensated officers of the company other than the chief executive officer is not deductible. However, compensation that qualifies as “performance-based” compensation should be fully deductible if the plan under which such compensation is awarded is approved by the stockholders and certain other requirements are met.

The federal income tax regulations provide a transitional rule for a new public company like the Company that was created in a spin-off from another public company. If its requirements are met, the transitional rule provides that “performance-based” compensation is exempt from the $1 million limitation if such compensation was awarded or paid prior to the first regularly scheduled meeting of stockholders that occurs more than 12 months after the date the company becomes a separate publicly traded company.

First Data, in its capacity as sole stockholder of the Company, adopted The Western Union Company 2006 Long-Term Incentive Plan, which we refer to as the 2006 LTIP, on September 28, 2006. If our stockholders do not approve this plan (i) the Amended and Restated 2006 LTIP will be null and void, (ii) the 2006 LTIP will remain in full force and effect and (iii) the Western Union Compensation and Benefits Committee (the “Compensation Committee”) will cease granting awards under the 2006 LTIP after expiration of the above-described transition rule.

Amended and Restated 2006 LTIP Highlights

Some of the key features of the Amended and Restated 2006 LTIP include:

•

Limit on Shares Available for Issuance: As of December 31, 2006, 43,511,822 shares of the 120,000,000 share reserve under the 2006 LTIP were available for future issuances. As of December 31, 2006, the Company had issued 73,566,697 stock options, 2,473,201 restricted stock awards and 448,280 restricted stock unit awards. Of these amounts, 67,159,960 stock options, 1,655,002 restricted stock awards and 198,658 restricted stock unit awards represented awards issued in connection with the conversion of First Data equity into Western Union equity in the Spin-Off and, of these Spin-Off conversions, 46,155,723 stock options, 962,882 restricted stock awards and 103,237 restricted stock unit awards were issued to First Data employees and directors.

•	Independent Committee Administration: Awards granted to senior executives will be granted by a committee of the Western Union Board of Directors that is comprised entirely of independent directors.

•	No Repricing or Discounting of Stock Options or Stock Appreciation Rights: Stock options and stock appreciation rights may not be repriced or discounted under the Amended and Restated 2006 LTIP.

•

Minimum Vesting and Restriction Period: New stock options, stock appreciation rights, restricted stock and restricted stock unit awards under the Amended and Restated 2006 LTIP will not become exercisable or vest in full until three years from the date such awards are granted, and no portion of the vesting or restriction period applicable to such awards will lapse until one year from the date such awards are granted (subject to the terms of the Amended and Restated 2007 LTIP and certain exceptions contained therein). The Company’s customary grant practice is for stock option awards to be granted with four-year prorated vesting schedules and restricted stock awards and restricted stock units to be granted with three-year cliff vesting schedules (with the exception of the one-time “Founders’ Grants” the Company made at the time of the Spin-Off to employees who typically do not receive equity awards, which are subject to two-year prorated vesting schedules (see “Compensation Discussion and Analysis—2006 Equity Grants” below)). Changes to the minimum vesting and restriction periods represent the principal changes from the 2006 LTIP.

•	Stock Option and Stock Appreciation Right Term Limits: Stock options and stock appreciation rights will have a maximum term of ten years.

•

No Liberal Share Counting: The Amended and Restated 2006 LTIP provides that the plan share limit will not be increased by shares delivered or withheld to pay the exercise price of awards or to pay tax withholding obligations, nor will it be increased on account of the exercise of a stock appreciation right or if the Company repurchases shares with the proceeds from the exercise of an award.

Summary of the Amended and Restated 2006 Long-Term Incentive Plan

The following is a description of the Amended and Restated 2006 LTIP. This description is qualified in its entirety by reference to the plan document, as proposed, a copy of which is attached to this Proxy Statement as Exhibit A.

Shares Available. 120,000,000 shares of the Common Stock may be subject to awards under the Amended and Restated 2006 LTIP, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event. This is the same number of shares approved by First Data, in its capacity as our sole stockholder, before the Spin-Off. Of the share reserve, 69,013,620 shares represent First Data equity awards granted prior to the Spin-Off that were converted into Western Union equity awards at the time of the Spin-Off (and of these converted awards, 47,221,842 shares represent Western Union equity awards held by First Data employees and directors). The value of the Company’s Common Stock was $21.55 per share on March 12, 2007.

Administration. The Amended and Restated 2006 LTIP will be administered by the Compensation Committee or any other committee comprised entirely of “non-employee” directors within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended. The Compensation Committee is currently comprised of four directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange. Each current member of the Compensation Committee also meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code and “non-employee director” under Section 16 of the Securities Exchange Act of 1934, as amended.

Eligibility. All employees of the Company (including the Company’s executive officers), subsidiaries and affiliates and other individuals who perform services for the Company, a subsidiary or an affiliate are eligible to receive awards, as the Compensation Committee may select from time to time. Approximately 700 employees have been selected to be eligible to receive new grants under the Amended and Restated 2006 LTIP.

Forms of Awards. The Compensation Committee may award stock options (including nonqualified options, incentive stock options, and purchased stock options), stock appreciation rights, restricted stock awards, restricted stock unit awards, bonus stock awards, performance grants, or any combination thereof.

Stock options are rights to purchase a specified number of shares of Common Stock. The purchase price per share of Common Stock purchasable upon exercise of the stock option will not be less than the fair market value of a share of Common Stock on the date of grant. Subject to adjustment provisions included in the plan for changes in the Company’s capital stock, the repricing or discounting of stock options is expressly prohibited under the Amended and Restated 2006 LTIP. In the case of purchased stock options, nonqualified stock options are sold to eligible individuals at a price determined by the Compensation Committee with an exercise price equal to the fair market value of the Common Stock subject to such purchased stock option on the date the purchased stock option is sold to the eligible individual. The period during which a stock option may be exercised will be determined by the Compensation Committee; provided, however, that no stock option may be exercised later than ten years after its date of grant. Stock options will become exercisable at such time and in such installments as the Compensation Committee will determine; however, subject to certain exceptions in the Amended and Restated 2006 LTIP (including the attainment of performance measures, employee recognition awards, retention awards, and grants to new hires), no stock option award may become exercisable in full until three years from the date such stock option was granted, and no portion of a stock option award may become exercisable until one year from the date such stock option was granted. Payment of the stock option price (sometimes called the exercise price or strike price) must be made in full at the time of exercise in such form as the Compensation Committee determines. Payment methods include cash, the exchange of shares already owned, broker-cashless exercise, or a combination of cash and exchange of shares. Incentive stock options may not be granted to any person who is not an employee of the Company or any parent or subsidiary, as defined in Section 424 of the Internal Revenue Code. All incentive stock options must be granted within ten years of the date the Amended and Restated 2006 LTIP was adopted by the Board.

Stock appreciation rights are rights to receive shares of Common Stock (including shares of restricted stock), cash, or a combination thereof, with a value equal to the difference between the fair market value of the share of Common Stock on the date the right is exercised and the base price per share subject to the right, multiplied by the number of stock appreciation rights that are exercised. The base price per share of Common Stock subject to a stock appreciation right will not be less than the fair market value of a share of Common Stock on the date of the grant of the right. Subject to adjustment provisions included in the plan for changes in the Company’s capital stock, the repricing or discounting of stock appreciation rights is expressly prohibited under the Amended and Restated 2006 LTIP. The period during which stock appreciation rights may be exercised will be determined by the Compensation Committee; provided, however, that no stock appreciation right may be exercised later than ten years after its date of grant. Stock appreciation rights will become exercisable at such time and in such installments as the Compensation Committee will determine; however, subject to certain exceptions in the Amended and Restated 2006 LTIP (including the attainment of performance measures, employee recognition awards, retention awards, and grants to new hires), no stock appreciation right award may become exercisable in full until three years from the date such stock appreciation right was granted, and no portion of a stock appreciation right award may become exercisable until one year from the date such stock appreciation right was granted. At exercise, the holder must surrender the stock appreciation right.

Stock awards, which include restricted stock awards, restricted stock unit awards and bonus stock awards, provide for a specified number of shares of Common Stock. Restricted stock awards and restricted stock unit awards will be subject to a restriction against transfer during a period of time or until performance measures are satisfied, as established by the Compensation Committee. Unless otherwise set forth in the agreement, the holder of a restricted stock award has all rights as a stockholder of the Company, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a distribution with respect to shares of Common Stock will be deposited with the Company and will be subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made. Prior to the settlement of a restricted stock unit award, the holder of such award will not have any rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award, except to the extent that the Compensation Committee grants dividend equivalents on restricted stock unit awards that are settled in shares of Common Stock. Restricted stock awards and restricted stock units will vest at such times and in such installments as the Compensation Committee will determine; however, subject to certain exceptions in the Amended and Restated 2006 LTIP (including the attainment of performance measures, employee recognition awards, retention awards, and grants to new hires), the restriction period applicable to a restricted stock award and restricted stock unit award may not lapse in full until three years from the date such award was granted and no portion of the restriction period applicable to such award may lapse until one year from the date such restricted stock award and restricted stock unit award was granted. Bonus stock awards are not subject to any performance measures or restriction periods.

Performance grants are awards whose final value, if any, is determined by the degree to which specified performance measures have been achieved during a performance period set by the Compensation Committee. Performance measures that may be used include one or more of the following: the attainment by a share of Common Stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to stockholders (including dividends), return on equity, earnings, revenues, cash flow, cost reduction goals, operating income, pretax return on total capital, economic value added, or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, the Company, a subsidiary, an affiliate, or any business unit or division thereof, or may apply to results obtained relative to a specific industry or a specific index. Payment may be made in the form of cash, Common Stock, restricted stock, restricted stock units or a combination thereof, as specified by the Compensation Committee.

Termination of Employment. The effect of a participant’s termination of employment on his or her award depends on the reason for such termination. For stock options and stock appreciation rights, unless otherwise specified in the agreement, termination of employment due to disability or death will result in the stock option or stock appreciation right becoming fully vested and exercisable for a period of one year from the date employment terminates or, if earlier, the expiration date of such stock option or stock appreciation right; involuntary termination without cause will result in the stock option or stock appreciation right being exercisable, to the extent vested on the date employment terminates, for a period of three months thereafter or, if earlier, the expiration date of such stock option or stock appreciation right; termination of employment due to retirement will result in the award continuing to vest for up to four years thereafter and will be exercisable until four years following the date of retirement or, if earlier, the expiration date of such stock option or stock appreciation right; termination of employment for cause will result in the award expiring as of the close of the New York Stock Exchange on the date of the holder’s termination of employment; termination of employment for reasons other than disability, death, retirement, involuntary termination without cause or termination for cause result in the stock option or stock appreciation right ceasing to vest, and to the extent vested, such stock option or stock appreciation right may be exercised until the close of the New York Stock Exchange on the thirtieth (30th) day following such holder’s termination of employment.

For stock awards, unless otherwise specified in the agreement, termination of employment due to disability or death will cause the restriction period to lapse on the date employment terminates and will result in any performance measures applicable to such award being deemed to have been satisfied at the maximum level; termination of employment for reasons other than disability or death will result in the award being immediately forfeited and canceled.

For performance grants, unless otherwise set forth in the agreement, if a participant’s employment with the Company terminates during the performance period by reason of disability, retirement or death, the performance period will continue and the participant (or the participant’s executor, administrator, legal representative, beneficiary or similar person, as applicable) will be entitled to a prorated award. The prorated award will be equal to the value of the award at the end of the performance period multiplied by a fraction, the numerator of which will equal the number of months the participant was employed with the Company during the performance period (fractional months will be ignored) and the denominator of which will equal the number of months in the performance period; provided, however, that such holder, or such holder’s executor, administrator, legal representative, beneficiary or similar person, as applicable, will not be entitled to payment or distribution of such performance grant earlier than the date set forth in the agreement. Unless the agreement specifies otherwise, if a participant’s employment with the Company terminates during the performance period for a reason other than disability, retirement or death, any unvested portion of the performance grant will be immediately forfeited.

Maximum Award. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Internal Revenue Code, the maximum aggregate number of shares of Common Stock with respect to which stock options, stock appreciation rights, stock awards, or performance grants may be issued to any individual during a calendar year is one-half of one percent of the total number of outstanding shares of Common Stock of the Company as of the preceding December 31st. The maximum amount of cash payable during a calendar year to any person in connection with a performance grant is $8,000,000.

Change-in-Control. As of the effective date of a change-in-control, (a) each outstanding stock option and stock appreciation right granted under the Amended and Restated 2006 LTIP will become fully vested and exercisable, (b) the restriction period applicable to each outstanding stock award granted under the Amended and Restated 2006 LTIP will lapse, (c) the performance period applicable to any outstanding performance grant issued under the Amended and Restated 2006 LTIP will lapse, and (d) the performance measures applicable to any outstanding award under the Amended and Restated 2006 LTIP will be deemed to be satisfied at the target level (or, if greater, at the performance level actually attained). Notwithstanding any provision in the Amended and Restated 2006 LTIP to the contrary, each stock option or stock appreciation right granted to a holder whose employment is terminated for an eligible reason according to the terms of the Company’s severance policy applicable to the holder as of the effective date of a change-in-control during the period commencing on and ending twenty-four months after the effective date of the change-in-control will remain exercisable by such holder (or his or her legal representative or similar person) until the earlier of (y) the end of the severance period applicable to the holder under such severance policy or, if later, the end of the otherwise applicable post-termination exercise period, or (z) the expiration date of the term of the stock option or stock appreciation right.

Amendment. The Board or the Compensation Committee may amend or terminate the Amended and Restated 2006 LTIP and, subject to certain limitations in the plan, the Compensation Committee may amend outstanding awards under the Amended and Restated 2006 LTIP in any manner as it shall deem advisable in its sole discretion, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Internal Revenue Code and the rules of the New York Stock Exchange; provided, however, that no amendment of the Amended and Restated 2006 LTIP can be made without stockholder approval if such amendment would increase the maximum number of shares of Common Stock available under the Amended and Restated 2006 LTIP, subject to certain exceptions contained in the plan. No amendment of the Amended and Restated 2006 LTIP or an outstanding award can impair the rights of a holder (the determination of which is made by the Compensation Committee in its sole discretion) of an outstanding award without the consent of such holder.

Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number, class and kind of securities available under the Amended and Restated 2006 LTIP, the maximum number of securities available for stock awards and performance grants, the number, class and kind of securities subject to each outstanding stock option and the purchase price per security, the terms of each outstanding stock option, the maximum number of securities with respect to which stock options or stock appreciation rights, or stock awards or performance grants may be made or granted during any calendar year to any person, the number, class and kind of securities subject to each outstanding stock appreciation right and the base price per stock appreciation right, the terms of each outstanding stock appreciation right, the number, class and kind of securities subject to each outstanding stock award or performance grant, and the terms of each outstanding stock award or performance grant will be appropriately adjusted by the Compensation Committee.

Replacement and Substitute Awards. Notwithstanding anything in the Amended and Restated 2006 LTIP plan to the contrary, any stock option or stock award that is intended to be a replacement or substitute award granted in connection with the Spin-Off of the Company shall be subject to the same terms and conditions as the original First Data award to which it relates; provided, however that such awards shall be administered by the Compensation Committee.

Agreements. The Company may condition an award holder’s right (a) to exercise, vest or settle the award and (b) to receive delivery of shares, on the execution and delivery to the Company of the award agreement and the completion of other requirements, including, but not limited to, the execution of a non-solicitation agreement by the recipient and delivery thereof to the Company. The Compensation Committee may also approve an award agreement that, upon the termination of an award holder’s employment or service, provides that, or may, in its sole discretion based on a review of all relevant facts and circumstances, otherwise take action regarding an award agreement such that (i) any or all outstanding stock options and stock appreciation rights will become exercisable in part or in full, (ii) all or a portion of the restriction period applicable to any outstanding stock award will lapse, (iii) all or a portion of the performance period applicable to any outstanding performance grant will lapse and (iv) the performance measures applicable to any outstanding award (if any) will be deemed to be satisfied at the maximum or any other level.

Federal Income Tax Consequences. The following discussion is intended only as a summary of the U.S. federal income tax consequences of equity awards under the Amended and Restated 2006 LTIP and does not purport to be a complete enumeration or analysis of all potential tax effects relevant to recipients of such awards. In particular, this discussion does not address the tax consequences of equity awards granted to non-U.S. employees, which represent a substantial number of the employees eligible for equity awards under the Amended and Restated 2006 LTIP. The Company attempts to provide all non-U.S. equity award recipients with general information concerning the tax laws that may apply to their awards (and attempts to structure awards to non-U.S. employees so that they are as tax efficient as reasonably possible). However, all participants should consult their own tax advisors with respect to the consequences to them under applicable tax laws.

A participant to whom a nonqualified stock option is granted will recognize no income at the time of the grant. When the participant exercises a nonqualified stock option, he or she will generally recognize ordinary income equal to the difference, if any, between the fair market value of the Common Stock received at such time and the exercise price. A participant to whom a purchased stock option is granted will recognize no income at the time of grant. When the participant exercises a purchased stock option, he or she will generally recognize ordinary income equal to the difference, if any, between the fair market value of the Common Stock he or she receives at such time and the sum of the exercise prices for such shares and the purchase price for the option.

A participant to whom an incentive stock option which qualifies under Section 422 of the Internal Revenue Code is granted will generally recognize no income at the time of grant or at the time of exercise. When a participant sells the Common Stock received upon exercise of an incentive stock option (more than one year after exercise and more than two years after the date of grant of such incentive stock option), he or she will normally recognize a long-term capital gain or loss equal to the difference, if any, between the sale price of such shares at such time and the exercise price. If the participant does not hold such shares for either period, when he or she sells such shares (a “disqualifying disposition”) he or she will recognize ordinary compensation income equal to the lesser of (i) the difference, if any, between the fair market value of such shares on the date of exercise and the exercise price, or (ii) the difference, if any, between the sale price and the exercise price. Any other gain or loss on such sale (in addition to the ordinary income mentioned above), will normally be capital gain or loss. In order to obtain incentive stock option treatment for federal income tax purposes, the participant (i) must be an employee of the Company, a subsidiary, or affiliate continuously from the date of grant until any termination of employment and (ii) in the event of such a termination, must generally exercise an incentive stock option within three months after such termination.

The grant of stock appreciation rights will normally not result in taxable income to the participant. At the time of exercise, the participant will normally recognize ordinary compensation income in an amount equal to the cash and the fair market value of the Common Stock he or she receives to satisfy his or her stock appreciation right.

A participant who receives Common Stock pursuant to a restricted stock award should not recognize any taxable income upon the receipt of such award, but should recognize taxable compensation income at the time the applicable restriction period lapses, in an amount equal to the fair market value of such shares at such time, unless the participant has made an election to recognize taxable compensation at the time of receipt of the award. Dividends paid on restricted stock awards should be included as compensation for federal income tax purposes when received, unless the participant has made an election to recognize taxable compensation at the time of receipt of the award, in which case the dividends will be taxable as dividends for federal income tax purposes.

A participant to whom a performance grant award is made should recognize no taxable income at the time such award is made. The participant should recognize taxable income, however, at the time cash, Common Stock or other Company securities or property is paid to him or her pursuant to such award, and the amount of such income should be the amount of such cash and the fair market value at such time of such shares, securities or property. Any income equivalents paid to a recipient with respect to his or her performance grant award should generally be regarded for federal income tax purposes as compensation.

Any compensation includable in the gross income of a recipient will be subject to appropriate federal income tax withholding.

The company for which a participant is performing services will generally be allowed to deduct amounts that are includable in the income of the participant as ordinary compensation income at the time such amounts are so includable, provided that the amounts qualify as reasonable compensation for personal services actually rendered.

Benefits Awarded in 2006. Pursuant to the transitional rule described above, grants were made in 2006 under the 2006 LTIP. Please see the Grants of Plan-Based Awards Table in the “Executive Compensation” section of this Proxy Statement for information regarding the 2006 grants to the named executive officers and the Outstanding Equity Awards at Fiscal Year-End Table in the “Executive Compensation” section of this Proxy Statement for information regarding all awards held by named executive officers under the 2006 LTIP. Including awards granted by First Data in 2006 and in prior years that were converted into Western Union awards, all executive officers as a group (12 persons) and the non-executive officer employee group as of December 31, 2006 received 4,364,940 stock options and 419,393 restricted stock or restricted stock unit awards and 7,249,877 stock options and 1,103,452 restricted stock or restricted stock unit awards, respectively, in 2006 under the 2006 LTIP. Other than a February 21, 2007 grant of 10,000 stock options and 10,000 restricted stock units to Mr. Ersek as a performance award and market adjustment, and 26,699 stock options and 3,726 shares of restricted stock to Ms. Liz Alicea-Velez in connection with her promotion, no determination has yet been made as to the awards, if any, that any individual who is eligible to participate in the Amended and Restated 2006 LTIP will be granted in 2007.

Equity Compensation Plan Information

The following table gives information, as of December 31, 2006, about our common stock that may be issued upon the exercise of options and other equity awards under all compensation plans under which equity securities are reserved for issuance. The 2006 LTIP and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan are our only equity compensation plans pursuant to which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders	74,297,598	(1)	$17.84	(2)	44,729,201	(3)
Equity compensation plans not approved by security holders	0		N/A		0

Total	74,297,598	(1)	$17.84	(2)	44,729,201	(3)

(1)	Includes 501,541 restricted stock units and deferred stock units that were outstanding on December 31, 2006 under the 2006 LTIP and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Restricted stock unit awards and deferred stock unit awards may be settled only for shares of common stock on a one-for-one basis.
(2)	Only option awards were used in computing the weighted-average exercise price.
(3)	This amount represents shares of Common Stock available for issuance under the 2006 LTIP and The Western Union Company 2006 Non-Employee Director Equity Compensation Plan. Awards available for grant under the 2006 LTIP include stock options, stock appreciation rights, restricted stock, restricted stock units, performance grants, and any combination of the foregoing awards. Awards available for grant under The Western Union Company 2006 Non-Employee Director Equity Compensation Plan include nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock units, and any combination of the foregoing awards.

The approval of the Amended and Restated 2006 LTIP requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal; provided that, pursuant to the rules of the New York Stock Exchange, the total vote cast on the proposal represents over 50% of the shares of the Common Stock entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the outcome (other than determining whether the total vote cast is over 50% of the shares of Common Stock entitled to vote on the proposal).

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 2.

Proposal 3

APPROVAL OF THE WESTERN UNION COMPANY SENIOR EXECUTIVE

ANNUAL INCENTIVE PLAN

The Western Union Company Senior Executive Annual Incentive Plan, which we refer to as the Amended and Restated SEAIP, is designed to:

•	encourage teamwork and individual performance by providing annual incentive compensation based on the Company’s consolidated operating income (“Operating Income”);

•	advance the interests of the Company by attracting and retaining key executives; and

•

reward contributions made by the Company’s Chief Executive Officer and other senior executive officers in optimizing long-term value to the Company’s stockholders by connecting a portion of each such executive’s total potential cash compensation to the attainment of objective Company financial goals.

You are being asked to approve the Amended and Restated SEAIP so that the Company may grant incentive awards under the plan that are fully tax deductible as performance-based compensation under U.S. federal income tax law. Under U.S. federal income tax law, certain remuneration in excess of $1 million paid to the chief executive officer of a public company and the four highest compensated officers of the company other than the chief executive officer is not deductible. However, compensation that qualifies as “performance-based” compensation should be fully deductible if the plan under which such compensation is awarded is approved by the stockholders and certain other requirements are met.

The federal income tax regulations provide a transitional rule for a new public company like the Company that was created in a spin-off from another public company. If its requirements are met, the transitional rule provides that performance-based compensation is exempt from the $1 million limitation if such compensation was awarded or paid prior to the first regularly scheduled meeting of stockholders that occurs more than 12 months after the date the company becomes a separate publicly traded company.

First Data, in its capacity as sole stockholder of the Company, adopted The Western Union Company Senior Executive Incentive Plan, which we refer to as the 2006 WU SEIP, on September 28, 2006. If our stockholders do not approve this plan, (i) the Amended and Restated SEAIP will be null and void, (ii) the 2006 WU SEIP will remain in full force and effect and (iii) the Company will not make any further payments with respect to incentive awards under the 2006 WU SEIP after the end of the above-described transition period.

Material Differences Between the 2006 WU SEIP and Amended and Restated SEAIP

Incentive awards under the 2006 WU SEIP for each year are expressed as a maximum dollar amount that may be earned by each participant upon attainment of each individual’s target performance goals, provided that the Compensation Committee has the sole and absolute discretion to reduce the amount of any incentive award otherwise payable under the 2006 WU SEIP. Incentive awards under the Amended and Restated SEAIP for each year are expressed as a maximum percentage of the bonus pool established under the Amended and Restated SEAIP, provided that no participant may be awarded more than one-third of such bonus pool, and provided further that the Compensation Committee has the sole and absolute discretion to reduce the amount of any such award. The bonus pool for each year under the Amended and Restated SEAIP is equal to 3% of the Company’s Operating Income. The Compensation Committee expects to exercise its negative discretion under the Amended and Restated SEAIP by determining the incentive award payable to each participant based upon attainment of Company-wide and division or business unit performance goals and the Compensation Committee’s evaluation of each participant’s individual performance.

Description of the Amended and Restated Senior Executive Annual Incentive Plan

The following is a summary of the Amended and Restated SEAIP. This description is qualified in its entirety by reference to the Amended and Restated SEAIP, a copy of which is attached to this Proxy Statement as Exhibit B.

Eligibility. The class of eligible individuals consists of the Chief Executive Officer and any executive officer of the Company who is identified as eligible to participate in the Amended and Restated SEAIP for a given plan year by the Compensation Committee. Approximately 12 individuals, if so designated by the Compensation Committee, are currently eligible to participate in the Amended and Restated SEAIP.

Bonus Pool. Each year, a bonus pool will be established equal to 3% of the Company’s Operating Income. No more than one-third of such bonus pool can be allocated to any participant.

Negative Discretion. Under the Amended and Restated SEAIP, the Compensation Committee has the discretion to reduce participants’ bonuses to amounts lower than their respective share of the bonus pool. The Compensation Committee intends to exercise such discretion based on Company-wide performance goals, division or business unit performance goals and participants’ individual performance. At its February 21, 2007 meeting, the Compensation Committee, pursuant to its power to exercise negative discretion, selected revenue and corporate operating income objectives as performance measures for 2007.

Award Determination. At the end of the annual performance period, the Compensation Committee will determine the amount of the bonus pool and will authorize payment of bonus awards to individual participants not in excess of each participant’s allocated share of the bonus pool. The Compensation Committee always retains discretion to reduce the amount of a bonus award or to determine that no bonus award will be payable to a participant under the Amended and Restated SEAIP, provided that the exercise of such discretion does not result in the increase of a bonus award to any other participant.

If the stockholders do not approve the Amended and Restated SEAIP, the Compensation Committee will not grant any awards under the Amended and Restated SEAIP, and will not make any further payments with respect to incentive awards granted under the 2006 WU SEIP after the end of the transition period described above.

The annual cost to the Company of the Amended and Restated SEAIP will not exceed 10% of the average annual net income of the Company before taxes for the preceding five years.

Amendment. The Amended and Restated SEAIP may be amended at any time and for any reason by the Compensation Committee. The Compensation Committee may, in its sole discretion, reduce or eliminate an incentive award to any participant at any time and for any reason.

Benefits Table. Set forth below are the expected target and maximum incentive awards that were determined by the Compensation Committee for the Chief Executive Officer, the named executive officers and eligible executives in 2007 if the Company meets all established target performance levels.

Senior Executive Annual Incentive Plan

Name and Position	Dollar Value of Award
	Target (1)	Maximum (1)
Christina A. Gold, President and Chief Executive Officer	$1,156,250	$2,312,500
Scott T. Scheirman, Executive Vice President and Chief Financial Officer	$329,000	$658,000
David G. Barnes, Executive Vice President, United States/Canada and Strategic Development (2)	$356,250	$712,500
Guy Battista, Executive Vice President and President of Western Union Financial Services, Inc.	$359,678	$719,355
William D. Thomas, Executive Vice President and President of the Americas (3)	—	—
Hikmet Ersek, Executive Vice President, Europe/Middle East/Africa/South Asia	$454,730	$909,460
All executive officers as a group as of March 12, 2007 (12 persons)	$4,385,908	$8,771,815

(1)	The expected target and maximum amounts that could be paid to the individuals listed in the table were determined pursuant to the Compensation Committee’s power to exercise negative discretion with respect to the performance pool allocation. These amounts could change based upon actual performance.
(2)	Mr. Barnes was a co-Principal Financial Officer of the Company in his capacity as Executive Vice President, Finance and Strategic Development until February 6, 2007, when he was appointed Executive Vice President United States/Canada and Strategic Development.
(3)	Mr. Thomas left the Company on February 28, 2007, and therefore is not eligible for an Amended and Restated SEAIP Award.

The approval of the Amended and Restated SEAIP requires the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

Proposal 4

RATIFICATION OF SELECTION OF AUDITORS

The Board of Directors and the Audit Committee recommend to the stockholders the ratification of the selection of Ernst & Young LLP, independent registered public accounting firm, to audit the accounts of the Company and its subsidiaries for 2007. Ernst & Young LLP has served as the independent registered public accounting firm for the Company and its former parent company, First Data, or First Data’s predecessor entities since 1980. Consistent with regulations adopted pursuant to the Sarbanes-Oxley Act of 2002, the lead audit partner having primary responsibility for the audit and the concurring audit partner are rotated every five years.

A representative of Ernst & Young LLP will be present at the meeting, will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

Summary of Principal Accountant’s Fees for 2006

Audit Fees. Ernst & Young LLP’s fees for the Company’s 2006 annual audit were $3.5 million. Audit fees primarily include fees related to the audit of the Company’s annual consolidated financial statements; the review of its quarterly consolidated financial statements; statutory audits required domestically and internationally; comfort letters, consents, and assistance with and review of documents filed with the Securities and Exchange Commission; and other accounting and financial reporting consultation and research work billed as audit fees or necessary to comply with the standards of the Public Company Accounting Oversight Board (United States).

Audit-Related Fees. Ernst & Young LLP’s fees for audit-related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements were $0.3 million in 2006. Audit-related fees primarily include fees related to service auditor examinations, due diligence related to mergers and acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards not classified as audit fees.

Tax Fees. Ernst & Young LLP’s fees for tax compliance, tax advice, and tax planning services to the Company were $0.3 million in 2006. Tax advice and tax planning fees included consultations, analysis and assistance with domestic and foreign tax matters, including value-added and goods and services taxes, local tax authority audits and other miscellaneous tax consultations, including tax services requested as part of the Company’s procedures for commercial agreements, the acquisition of new entities, and other potential business transactions.

During 2006 for the period following the Spin-Off, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved, consistent with the pre-approval policy of the Audit Committee. The pre-approval policy requires that all services provided by the independent registered public accounting firm be pre-approved by the Audit Committee of the Board of Directors or one or more committee members designated by the Audit Committee. To our knowledge, all audit and non-audit services provided by the independent registered public accounting firm were pre-approved by First Data, consistent with the pre-approval policy of First Data’s Audit Committee, prior to the Spin-Off.

In the event the stockholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee of the Board of Directors will consider it a direction to select another independent registered public accounting firm for the subsequent year. Even if the selection is ratified, the Audit Committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it feels that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND THAT YOU VOTE FOR PROPOSAL 4.

BOARD OF DIRECTORS INFORMATION

In accordance with applicable Delaware law, the business of the Company is managed under the direction of its Board of Directors. Pursuant to the Company’s Amended and Restated Certificate of Incorporation, the Board of Directors is to consist of not less than one nor more than fifteen Directors. Directors are divided into three classes and Directors in each class are elected for a three-year term. During 2006, the Board of Directors met two times (not including committee meetings). Each of the Directors attended at least 75% of the aggregate number of meetings of the Board and Board committees on which they served during 2006.

Board of Directors Members

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Dinyar S. Devitre Age 59	Senior Vice President and Chief Financial Officer of Altria Group, Inc. since March 2002. From 2001 to 2002 Mr. Devitre acted as a private business consultant and from 1998 to 2001, he was Executive Vice President at Citibank in Europe. He started with the Altria Group companies in 1970 and served in a variety of positions, serving as President Philip Morris, Asia; Chief Executive Officer Philip Morris, Japan; and Senior Vice President, Corporate Planning, Philip Morris Companies, Inc. from 1995 to 1998. Mr. Devitre is a Director of Kraft Foods Inc. Mr. Devitre’s term expires in 2007.	2006

Christina A. Gold Age 59	President and Chief Executive Officer of the Company since September, 2006. Prior to the Spin-Off, she was a Senior Executive Vice President of First Data and President of Western Union from May 2002 to 2006. From October 1999 to May 2002 she was Chairman, President and Chief Executive Officer of Excel Communications, Inc. Ms. Gold served as President and Chief Executive Officer of The Beaconsfield Group from March 1998 to October 1999. In 1970 she joined Avon Products, Inc., serving as President of Avon Canada from 1989 to 1993 and President of Avon North America from 1993 to 1997 and Executive Vice President of Global Development from 1997 to 1998. Ms. Gold is a Director of ITT Industries, Inc., Torstar Corporation and New York Life Insurance Company. Ms. Gold’s term expires in 2007.	2006

Jack M. Greenberg Age 64	Non-Executive Chairman of the Board of Directors. He was Chairman (from May 1999) and Chief Executive Officer (from August 1998) of McDonald’s Corporation until December 2002. Mr. Greenberg joined McDonald’s Corporation as Executive Vice President and Chief Finance Officer and as a member of the Board of Directors in 1982. He served as a director of First Data from 2003 to 2006. Mr. Greenberg is a Director of Abbott Laboratories, The Allstate Corporation, Hasbro, Inc., Innerworkings, Inc. and Manpower Inc. Mr. Greenberg’s term expires in 2008.	2006

Betsy D. Holden Age 51	President-Global Marketing and Category Development of Kraft Foods Inc., a food business unit of Altria Group Inc., from January 2004 through June 2005; Co-Chief Executive Officer of Kraft Foods Inc. from March 2001 until December 2003; and President and Chief Executive Officer of Kraft Foods North America from May 2000 until December 2003. Ms. Holden began her career at General Foods Corporation in 1982. She has been a Director of Tribune Company since 2002. Ms. Holden’s term expires in 2007.	2006

Name and Age	Principal Occupation, Business Experience and Directorships	Director Since
Alan J. Lacy Age 53	Former Vice Chairman and Chief Executive Officer of Sears Holdings Corporation which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served in those positions from March 2005 through July 2006. He previously served Sears, Roebuck and Co. as Chairman of the Board since December 2000, and as President and Chief Executive Officer since October 2000. Also for Sears, Mr. Lacy was President, Services, from 1999 to October 2000, President of Sears Credit from 1997 to 1999 (additionally Chief Financial Officer from 1998 to 1999) and Executive Vice President and Chief Financial Officer from 1995 to 1997. Mr. Lacy’s term expires in 2008.	2006

Linda Fayne Levinson Age 65	An advisor to professionally funded, privately held ventures. She is presently Executive Chair of the Board of X1 Technologies, Inc. and Non-Executive Chair of the Board of VendareNetblue, both privately held early stage companies. From February through July 2006, Ms. Fayne Levinson was also Interim CEO of VendareNetblue. From 1997 until May 2004, Ms. Fayne Levinson was a partner at GRP Partners, a venture capital firm, investing in early stage technology companies in the financial services, internet media and online retail sectors. Earlier in her career, Ms. Fayne Levinson was an executive at American Express and a partner at McKinsey & Co. She is a Director of NCR Corporation, Jacobs Engineering Group Inc. and Ingram Micro, Inc. Ms. Fayne Levinson’s term expires in 2008.	2006

Roberto G. Mendoza Age 61	Chairman of Trinsum Group since February 2007. In January 2007, Trinsum Group was formed as a result of a merger of Marakon Associates and Integrated Finance Limited, a financial advisory company which Mr. Mendoza co-founded and of which he served as Chairman of the Board and Managing Director from 2002 to February 2007. He also served as Managing Director of Goldman Sachs from September 2000 to February 2001. From 1967 to 2000, Mr. Mendoza held positions at J.P. Morgan & Co. Inc., serving from 1990 to 2000 as Director and Vice Chairman of the Board. He is a Director of Prudential plc. Mr. Mendoza’s term expires in 2009.	2006

Michael A. Miles, Jr. Age 45	President of Staples, Inc. since January 2006 and Chief Operating Officer since September 2003. Prior to that, Mr. Miles was Chief Operating Officer, Pizza Hut for Yum! Brands, Inc. from January 2000 to August 2003. From 1996 to 1999 he served Pizza Hut as Senior Vice President of Concept Development & Franchise. Mr. Miles’ term expires in 2009.	2006

Dennis Stevenson Age 61	Chairman of HBOS plc, based in the United Kingdom, since June 2001 and Chairman of Pearson plc from 1997 until 2005. He has been the first Chancellor of The University of the Arts London since 2000, and was Honorary President of St. James’s Place Capital plc from 1997 until 2004. He is also currently Chairman of the House of Lords Appointments Commission. Lord Stevenson’s term expires in 2009.	2006

COMPENSATION DISCUSSION AND ANALYSIS

Western Union, a leader in global money transfer, provides people with fast, reliable and convenient ways to send money around the world, pay bills and purchase money orders. The Western Union brand is globally recognized. Our services are available through a network of approximately 300,000 agent locations that offer Western Union®, VigoSM and Orlandi Valuta® services in more than 200 countries and territories. Our consumer-to-consumer money transfer service enables people to send money around the world in minutes. Our consumer-to-business service provides consumers with flexible and convenient options for making one-time or recurring bill payments.

We believe that brand strength, the size and reach of our global agent network, providing convenience and reliability for our consumers, and the skills of our employees have been key to the growth of our business. As we continue to meet the needs of our consumers for fast, reliable and convenient money transfer services, we are also working to enhance our existing services and provide our consumers with access to an expanding portfolio of payment and other financial services. Our business is highly complex: we serve our consumers 24 hours a day, seven days a week, 365 days a year across the globe, and operate under numerous regulatory authorities in the countries in which our services are available.

On September 29, 2006, Western Union was spun off from First Data, Western Union’s parent company since 1995. Many of the decisions affecting Western Union’s executive compensation program were made in 2006 prior to the Spin-Off by the First Data Board of Directors and its Compensation and Benefits Committee (the “First Data C&B Committee”) to facilitate the transaction. Once appointed in September 2006, the Western Union Board of Directors and the Compensation Committee reviewed the executive compensation program design decisions that had been made by the First Data C&B Committee. Many of those decisions were affirmed by the Compensation Committee and some were modified.

The focus of this Compensation Discussion and Analysis is on the compensation philosophies and policies which were adopted by the Compensation Committee following the Spin-Off. As a newly independent company, we expect Western Union’s executive compensation program to continue to evolve in support of our on-going business strategy. A description of the actions taken by First Data prior to the Spin-Off to establish the compensation program for the executives of the independent Western Union is provided under the “—2006 Compensation Established by First Data” section below.

Our business requires high caliber executive talent that is able to operate in a complex global business environment subject to numerous legal and regulatory authorities. Our executive team must develop and execute solid business strategies to support our global service offerings and growth objectives. Accordingly, our executive compensation program seeks to attract, retain, and motivate exemplary executive talent able to be successful in such a complex, newly independent corporation. Our executive compensation program also seeks to hold our executives accountable and reward them appropriately for successful business results. We are strongly committed to our stockholders and our executive compensation program is structured to align our executives with our stockholders’ interests. To meet each of these objectives, Western Union’s core executive compensation program encompasses base salaries, annual performance-based incentive compensation, and both performance-oriented and retention-oriented long-term incentive (“LTI”) vehicles. We believe the total compensation opportunities offered to our executives are sufficient to reduce the need for anything other than limited executive perquisites (which are detailed later in this report) or enhanced benefit programs beyond those that are typically available to all other Western Union employees.

Western Union’s Executive Compensation Philosophies and Policies

Western Union’s executive compensation program is overseen by the Compensation Committee, whose responsibilities, structure, and policies are discussed in detail in the “Corporate Governance” section of this Proxy Statement. The Compensation Committee engaged Mercer Human Resource Consulting to assist Western

Union in reviewing and establishing Western Union’s compensation as an independent company. Please see the “Corporate Governance” section of this Proxy Statement for a more detailed discussion of Western Union’s compensation consultant.

Our executive compensation program, together with our Core Values of Integrity, Partnership, Opportunity, Passion and Teamwork, are integral to Western Union’s goal of being seen as an employer of choice. The objectives of the executive total compensation program are to attract, retain, and reward our executives while holding them accountable for Western Union’s performance.

Following are Western Union’s compensation philosophies and policies with respect to the compensation of our Chief Executive Officer, our two co-Principal Financial Officers during 2006 and three other persons who were our most highly compensated executive officers for the year ended December 31, 2006. We will refer to these executive officers as the “named executive officers.” These philosophies also extend to the compensation of our other senior executives.

Performance Orientation Philosophy: Design the executive compensation program to reward achievement of Western Union’s performance goals, with actual compensation levels strongly dependent on actual performance results.

Executive incentive compensation will be based on Western Union corporate performance (for corporate-level executives) and a combination of Western Union corporate performance plus appropriate business unit performance (for business unit executives). The proportion of corporate to business unit performance will be higher for business unit executives who serve on the Company’s executive committee, which currently consists of the Chief Executive Officer and all executive vice-presidents (the “Executive Committee”), than for those whose focus is more directly tied to their business unit. It is expected that total cash compensation will contain a significant component of variable, performance-based pay. Additionally, our LTI awards in connection with the Spin-Off consisted principally of options, which create value for the executives only with the appreciation of Western Union’s stock price.

Competitive Benchmarking Philosophy: Benchmark executive compensation opportunities and levels against compensation data of identified peer companies and general industry competitive surveys.

In early 2007, the Compensation Committee established a peer group of companies against which executive compensation can be benchmarked. Members of this peer group are companies of comparable size to Western Union and with similar business characteristics, including: (1) a premier consumer brand name; (2) a transaction- and technology-based business model; (3) a broad global presence; (4) operation through franchise, agent or large distribution networks; and (5) high growth and profitability. Not every company in the peer group will have all these characteristics. The peer group is composed of companies from a variety of industries due to Western Union’s unique characteristics. The peer group consists of the following 19 companies:

• Bank of New York & Mellon	• Fiserv

• Yum! Brands	• Comerica

• Avon Products	• MasterCard

• Automatic Data Processing	• E*Trade Financial

• Ameriprise Financial	• Expedia

• State Street Corp	• Paychex

• Starbucks	• T. Rowe Price

• CIT Group	• Equifax

• Charles Schwab	• MoneyGram

• Ebay

Mercer Human Resource Consulting provided general compensation surveys with data scaled based on Western Union’s annual revenue. The survey compensation data produced similar results to that of the peer group compensation data. The Compensation Committee used both the peer group data and the industry surveys to evaluate 2007 compensation opportunities for the named executive officers.

For a discussion of the benchmarking data used by First Data prior to the Spin-Off, please see the “—2006 Compensation Established by First Data” section below.

Competitive Positioning Philosophy: Position executive reward opportunities at the median of appropriate competitive benchmarks, with sufficient leverage available to reward performance which exceeds targeted levels.

Executive compensation is positioned relative to the appropriate competitive benchmarks using the following guidelines:

•	Base salary—established at median of the benchmarks.

•

Annual incentive opportunity—established at median of the benchmarks for obtaining targeted performance objectives, with the opportunity to deliver above-median compensation when targeted performance objectives are exceeded.

•	Long-term incentive opportunity—grant levels positioned at median of the benchmarks.

•	Benefits—level of benefits positioned at median of the benchmarks.

Actual reward levels balance external competitive benchmarks with each executive’s internal contributions and potential. Reward levels also take into consideration consistency in compensation given the global nature of the business in order to facilitate mobility of talent, with appropriate reference to local markets.

Transparency Philosophy: Western Union’s executive compensation program is easy to communicate and explain to our executives and stockholders.

Our compensation program must be understandable and clearly communicated, in order to properly motivate executives and provide our investors appropriate insight into our compensation philosophy. Performance expectations for variable performance-based compensation plans, including the impact on compensation levels, are communicated to the named executive officers once established.

Stock Ownership Philosophy: Executives will maintain a meaningful level of Western Union stock ownership throughout their tenure.

The Compensation Committee ratified share ownership guidelines for Western Union’s named executive officers (and other executive officers) that were developed by the First Data C&B Committee, and which are explained in detail in the “—The Western Union Executive Compensation Program” section below. The on-going executive LTI compensation program has been designed to facilitate achievement of the ownership guidelines.

To increase employees’ focus on Western Union’s long-term financial performance, Western Union management decided, with the approval of the First Data C&B Committee, to convert all outstanding First Data equity awards held by Western Union executives and other employees into comparable awards of Western Union equity (with continued vesting terms) upon the Spin-Off.

2006 Compensation Established by First Data

The 2006 performance measures intended to drive incentive compensation awards were established by the First Data C&B Committee and reflect corporate, business unit, and individual performance objectives. The First

Data C&B Committee also established a peer group of companies against which Western Union executive compensation opportunities and levels could be benchmarked. Criteria for selecting these 14 peer group companies included comparability of size and transaction- or technology-based business models similar to Western Union. The 2006 peer group consisted of the following companies:

• Automatic Data Processing	• Bank of New York

• PNC Financial Services	• Fifth Third Bancorp

• State Street Corp.	• Mellon Financial Corp.

• H&R Block	• Affiliated Computer Services

• Northern Trust Corp.	• Convergys Corp.

• Iron Mountain	• Alliance Data Systems

• Ceridian Corp.	• Paychex

Five general industry compensation surveys provided by Mercer Human Resource Consulting, First Data’s compensation consultant for establishing Western Union’s compensation as an independent company, were also used to assess named executive officer compensation levels in 2006, with data scaled based on Western Union’s annual revenue. The survey compensation data produced similar results to that of the comparator group compensation data. The First Data C&B Committee used both the peer group data and the industry surveys to evaluate compensation opportunities for the named executive officers.

The Western Union Executive Compensation Program

Western Union’s executive compensation program is composed primarily of the following elements:

•	Base salaries;

•	Annual incentive compensation consisting of “performance-based” cash awards;

•	Equity-based LTI;

•	Stock ownership guidelines;

•	Severance and change-in-control arrangements;

•	A qualified and nonqualified defined contribution retirement plan; and

•	Benefits and perquisites.

Base Salaries

For the first nine months of 2006, named executive officer base salaries reflected each executive’s role at First Data. For the last three months of 2006, most named executive officer base salaries were adjusted prior to the Spin-Off by the First Data C&B Committee to reflect each executive’s expanded role in the newly independent Western Union. David Barnes was hired on August 14, 2006 specifically for his role as Executive Vice President—Finance and Strategic Development of Western Union following the Spin-Off, so his base salary was not adjusted. In February 2007, Mr. Barnes became Executive Vice President—United States/Canada and Strategic Development. Except for the adjustment described below, the base salary of Guy Battista, Executive Vice President and President, Western Union Financial Services, Inc., also was not changed following the Spin-Off because his base salary as an executive of First Data was deemed by Western Union management and the First Data C&B Committee to be appropriate for his new role at Western Union. Named executive officers’ base salaries increased at the time of the Spin-Off by an average of 15%.

Mr. Battista and Mr. Scheirman each received a one-time salary increase of approximately 5% to reflect the elimination of an enhanced service-based company contribution to the Company’s 401(k) plan that existed when

First Data controlled Western Union but which has been eliminated at Western Union post-Spin-Off. Other Western Union employees who had been receiving this enhanced benefit under First Data received comparable salary adjustments.

At its February 21, 2007 meeting, the Compensation Committee approved the following 2007 base salaries for the Company’s named executive officers after a review of performance and competitive market data:

Ms. Gold	$925,000
Mr. Scheirman	$470,000
Mr. Barnes	$475,000
Mr. Battista	$553,350
Mr. Ersek	$611,937

Mr. Thomas left the Company on February 28, 2007. Mr. Ersek’s 2007 salary has been converted to U.S. dollars using an exchange rate of $1.326 for each €1.00 as of February 21, 2007, the date on which his adjusted 2007 compensation was approved.

Senior Executive Incentive Plan

In 2006, as members of the First Data executive committee prior to the Spin-Off, Ms. Gold and Mr. Battista were eligible to participate in the First Data Corporation Senior Executive Incentive Plan (“First Data SEIP”), a performance-based annual cash incentive plan for First Data’s chief executive officer and any member of the First Data executive committee identified by the First Data C&B Committee as eligible to participate. As First Data employees below the executive committee level, Messrs. Scheirman, Thomas and Ersek participated in the First Data Corporation Performance First Incentive Plan (“First Data PFIP”), which is discussed in further detail below.

To facilitate the transition from being a segment of First Data to an independent company, Western Union management recommended to the First Data C&B Committee to largely maintain the performance measures established in early 2006 under the First Data SEIP when Western Union was a segment of First Data. The amount of potential bonuses under the First Data SEIP for Western Union executives was tied to the satisfaction of performance criteria established by the First Data C&B Committee relating to First Data earnings per share, Western Union revenue and Western Union operating profit. In addition, an individual performance measure was established based upon personal strategic objectives for each executive. The philosophy behind and estimations of achievability of these targets are beyond the scope of this document, given that these measures were set by the First Data C&B Committee for First Data’s executives, rather than specifically for Western Union’s executives following the Spin-Off.

Mr. Battista’s First Data SEIP and individual performance targets were first established by the First Data C&B Committee in the first quarter of 2006, and then by Western Union’s Compensation Committee for the fourth quarter of 2006 following the Spin-Off. Mr. Battista’s weighted, combined First Data SEIP and individual performance target was $520,727. Please see “—Chief Executive Officer Compensation” below for a discussion of Ms. Gold’s First Data SEIP and individual performance targets and awards.

In determining the actual awards for 2006, the Compensation Committee evaluated the consolidated First Data earnings per share for the first nine months of the year and full-year Western Union revenue and operating profit for 2006. Individual performance was evaluated on personal strategic objectives, including succession planning, established at the start of the year. The Company achieved 99% of the target earnings per share goal, 95% of the target revenue goal, and 91% of the target operating profit goal.

Based on the Company’s performance and his individual performance, Mr. Battista’s award was $475,000, which included his First Data SEIP award, the individual performance objective award and a discretionary bonus award that the Compensation Committee made in recognition of Mr. Battista’s individual performance and the achievement of the Spin-Off.

As part of the terms of his hiring, Mr. Barnes received a sign-on bonus of $75,000 and a guaranteed cash award for 2006 equal to 70% of his base salary prorated from his hire date through December 31, 2006, or $127,534. Other named executive officers received discretionary bonuses from First Data at the start of 2006 prior to the Spin-Off, as indicated in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement.

For 2007, if approved by stockholders, a bonus pool will be created under the Amended and Restated Senior Executive Annual Incentive Plan (“Amended and Restated SEAIP”) in an amount equal to 3% of the Company’s consolidated operating income. At its February 21, 2007 meeting, the Compensation Committee allocated the bonus pool among participants. The Compensation Committee, however, will have the discretion to reduce the bonuses paid to the participants based on such objective and subjective factors that the Committee shall deem appropriate. The Compensation Committee intends to exercise such discretion, so that the bonuses paid likely will be less than the bonus pool. Please see “Proposal 3—Approval of The Western Union Company Senior Executive Annual Incentive Plan” for further information regarding the Amended and Restated SEAIP.

For 2007, the participants in the proposed Amended and Restated SEAIP are Ms. Gold and the members of our Executive Committee. For 2007, each named executive officer, other than Ms. Gold, has an Amended and Restated SEAIP target ranging from 65% to 75% of his base salary. Ms. Gold has a 2007 Amended and Restated SEAIP target of 125% of her base salary. The Compensation Committee will approve actual performance results prior to payment of any awards under the plan.

At its February 21, 2007 meeting, the Compensation Committee established 2007 revenue and corporate operating income as the 2007 financial criteria it will take into account in exercising its negative discretion under the Amended and Restated SEAIP. Specific performance criteria are intended to be challenging for the executives but achievable, given the Company’s historical performance and management’s expectations for growth and planned investment. The incentive plan also allows the Company to reward executives for exceeding the established criteria. The Compensation Committee also set target 2007 award levels to establish target total cash compensation levels (base salary plus the target bonus award) that the Compensation Committee believes is needed to attract top caliber new executives to Western Union and retain the services of our existing executives.

Amounts payable pursuant to the First Data SEIP and the Amended and Restated SEAIP are intended to qualify as “performance-based compensation” under Internal Revenue Code Section 162(m). However, the Compensation Committee elected to grant an individual performance award and a discretionary cash award in 2006 which may not be fully deductible under Internal Revenue Code Section 162(m). While under transition rules for newly independent companies, stockholder approval of the Amended and Restated SEAIP is not required until 2008, the Company has submitted the Amended and Restated SEAIP for stockholder approval in this year’s Proxy Statement.

First Data Corporation Performance First Incentive Plan

The First Data PFIP is an annual cash incentive plan available to eligible employees of First Data below the Executive Committee level. As noted above, during 2006, Messrs. Scheirman, Thomas and Ersek participated in the First Data PFIP. Annual cash incentive payments may be made under the First Data PFIP to participants depending upon the salary and target bonus level of the employee, the employee’s individual performance rating, and the financial performance of the Company against annual financial targets for the Company as a whole and/or for specific business units. The payout formula under the First Data PFIP for 2006 for “banded level” executives (generally those below executive committee level and above vice president level) was 30% First Data earnings per share, 15% business unit revenue, 25% business unit operating profit, and 30% individual performance. Based on the Company’s performance relative to its financial targets as described in “—Senior Executive Incentive Plan” above, and the individual performance of each executive, Messrs. Scheirman, Thomas and Ersek were awarded annual cash incentive payments under the First Data PFIP, together with discretionary bonuses, of $110,000, $85,000 and $198,900, respectively. The Compensation Committee made the discretionary bonuses in recognition of individual performance and the achievement of the Spin-Off. Prior to the Spin-Off,

First Data granted restricted stock awards to its eligible non-executive officer employees, including Messrs. Scheirman, Thomas and Ersek, which represented half of their 2006 bonus targets. These awards were converted into Western Union equity in connection with the Spin-Off. As a result of the Spin-Off and their new role as executive committee members, Messrs. Scheirman, Thomas and Ersek will participate in the Amended and Restated SEAIP in 2007.

Long-Term Incentive Compensation

The Western Union Company 2006 Long-Term Incentive Plan adopted by First Data, in its capacity as sole stockholder of the Company on September 28, 2006 (the “2006 LTIP”) allows the Compensation Committee to grant various forms of LTI equity-based grants, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, bonus stock awards, and performance-based equity grants. The Compensation Committee (or its delegate) has sole discretion in selecting participants for LTI grants.

LTI awards are granted to align the interests of our executives with the interests of our stockholders by focusing on our stock price performance and other indicators of long-term performance, and to retain the services of executives through multi-year vesting provisions. For 2006, grants to the named executive officers consisted of nonqualified stock options and time-vested restricted stock awards and, for some executives, time-vested awards that were tied to the Spin-Off. It is the Compensation Committee’s intention to grant more performance-based LTI awards in future years.

Equity Award Granting Principles

The Compensation Committee’s policy is to approve regular annual equity grants at its February meeting. Under this policy, off-cycle equity grants are made on a quarterly basis to those eligible employees hired before the end of each calendar quarter with a grant date five trading days following our quarterly earnings release. The Compensation Committee has the discretion to make equity grants immediately if the Compensation Committee deems it appropriate in select circumstances. The Compensation Committee approves all annual equity grants and, if appropriate, all off-cycle equity grants made to our Executive Committee members. The Compensation Committee delegates authority to approve off-cycle equity grants as follows: grants to Vice Presidents and above are approved by the Chief Executive Officer and the Compensation Committee Chair, and grants to participants below Vice President are approved by the Chief Executive Officer and the Equity Plan Committee, a sub-committee to which the Compensation Committee delegates this responsibility. Please see the “Corporate Governance” section of this Proxy Statement for further detail regarding the Compensation Committee.

The exercise price of stock options is the closing trading price on the New York Stock Exchange on the date of grant. Outstanding stock options and restricted stock vest automatically upon a change-in-control (see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement) to allow executives to participate in the value they helped create leading up to the change-in-control transaction.

2006 Equity Grants

Upon our Spin-Off from First Data on September 29, 2006, our named executive officers (as well as other executives who participate in the 2006 LTIP) were granted a combination of nonqualified stock options and restricted stock (executives outside the United States typically receive restricted stock units instead of restricted stock awards). Stock options accounted for 75% of the grant date present value of each executive’s grant, while restricted stock or restricted stock units accounted for the remaining 25%. The mix of equity grants provides executives with a balanced incentive by focusing their interests on stockholder return through stock options, and also provides an immediate ownership stake and retention incentive through restricted stock and restricted stock units. Stock options vest pro rata over four years from grant, and restricted stock and restricted stock units cliff vest three years following grant.

Each named executive officer (excluding the Chief Executive Officer, whose compensation is described in detail below) has a target annual LTI grant level ranging from 1.5 to 2.75 multiplied by the named executive officer’s base salary. As part of the Spin-Off grants described above, each named executive officer (as well as each of the other members of the Executive Committee) received LTI grants equal to 2.25 multiplied by the named executive officer’s target annual grant levels. These multi-year grants were intended to cover the period beginning with the Spin-Off through the end of 2008; however, the Compensation Committee will periodically review the LTI compensation program for executives and may determine that granting additional equity awards to the recipients of such multi-year grants is appropriate. For example, at its February 21, 2007 meeting, the Compensation Committee granted options and restricted stock awards to a new member of the Executive Committee and to another member of the Executive Committee in recognition of his performance and as a market adjustment. Based upon information provided by Mercer Human Resource Consulting, we believe that these “multi-year” grants are a typical practice with newly public companies, such as spin-offs or initial public offerings, and were intended to provide immediate meaningful ownership of Western Union stock for all of our executives. The exercise price of each stock option granted on September 29, 2006 was equal to the when-issued closing stock price of $19.13 on such date.

Each eligible employee below the Executive Committee level participating in the 2006 LTIP received LTI grants upon the Spin-Off equal to 1.25 multiplied by the employee’s target annual grant level to encompass the 2006 and 2007 annual grants. Most other Western Union employees who do not typically receive LTI grants received one-time “Founders’ Grants” at the time of the Spin-Off of 100 shares of restricted stock or restricted stock units (or, in certain countries, a cash equivalent), vesting pro rata over two years. The Founders’ Grants were made to give employees a stake in Western Union’s success and to make the Spin-Off a meaningful event for the entire Company.

Converted First Data Grants

Upon the Spin-Off, outstanding First Data equity grants (unvested shares of restricted stock, restricted stock units and unexercised stock options) held by Western Union executives (and other employees) were converted into comparable Western Union shares of restricted stock, restricted stock units and stock option grants. The decision to convert the outstanding First Data grants fully into comparable Western Union grants was made by Western Union management and approved by the First Data C&B Committee to focus our executives on our long-term success rather than that of First Data. The underlying share amounts and option exercise prices were adjusted to preserve the pre-conversion intrinsic value of the First Data grants. All vesting and other grant terms of the First Data awards were maintained in the Western Union grants. Each converted restricted stock award, restricted stock unit award and converted option award granted by First Data in 2006 to each of the named executive officers appears in the Grants of Plan-Based Awards Table and each such award granted by First Data prior to 2006 appears in the Outstanding Equity Awards at Fiscal Year-End Table and Note 2 to such Table. These tables are in the “Executive Compensation” section of this Proxy Statement.

Chief Executive Officer Compensation

Ms. Gold’s compensation is weighted significantly towards variable performance-based incentive pay over fixed pay, and long-term, equity-based pay over annual cash compensation. At target-level performance for 2007, Ms. Gold’s annual compensation is weighted as 13% base salary, 17% annual bonus award, and 70% LTI grants.

Ms. Gold’s base salary was increased upon the Spin-Off from $675,000, as head of the Western Union division of First Data, to $850,000, as Chief Executive Officer of independent Western Union (approximately a 26% increase). This increase reflects the much broader scope of Ms. Gold’s responsibilities as the Chief Executive Officer of a public company. The Compensation Committee increased Ms. Gold’s salary on February 21, 2007 to $925,000.

Ms. Gold’s 2006 First Data SEIP and individual performance targets were first established by First Data in the first quarter of 2006, and then by Western Union’s Compensation Committee for the fourth quarter of 2006, following the Spin-Off. Ms. Gold’s weighted, combined 2006 First Data SEIP and individual performance target was $828,767. The maximum First Data SEIP and individual performance award that she could earn, based on achieving superior annual performance, was 2.00 multiplied by her target, or $1,657,534. Based on the Company’s performance for 2006 as described in the “—Senior Executive Incentive Plan” discussion, and her individual performance, Ms. Gold’s 2006 award was $800,000, which included her First Data SEIP award, the individual performance objective award and a discretionary bonus award that the Compensation Committee made in recognition of Ms. Gold’s individual performance and the achievement of the Spin-Off.

Ms. Gold’s annual LTI compensation grant target has a grant date fair value of $4.5 million (approximately 530% of her base salary on the date of the Spin-Off). Ms. Gold received the same grant vehicles as the other named executive officers in 2006: 75% of the grant date present value in stock options and 25% in restricted stock. Like each of the other named executive officers, Ms. Gold received a multi-year grant at the time of the Spin-Off equal to 2.25 multiplied by her regular annual grant target, or a total $10,125,000 grant date fair value. Like all other Western Union employees, all of Ms. Gold’s outstanding First Data unvested restricted stock and unexercised stock options were converted in the Spin-Off into comparable grants of Western Union restricted stock and stock options.

Share Ownership Guidelines

To assure that our executives own meaningful levels of Western Union shares throughout their tenures with the Company, ownership guidelines were established by the First Data C&B Committee and affirmed by the Compensation Committee upon completion of the Spin-Off. The share ownership guidelines require the Chief Executive Officer to own Western Union shares having a value equal to 500% of her base salary and each of the other named executive officers (as well as the other members of the Executive Committee) to own shares equal to 200% of his or her respective base salary. Executives have five years from the Spin-Off (or date of hire for newly hired executives) in which to reach their ownership guideline level.

Included in the definition of share ownership are unvested shares of restricted stock and restricted stock units, any Western Union shares owned outright, including shares acquired upon option exercises, and shares in any Western Union benefit plan. Unexercised stock options do not count towards meeting share ownership guidelines because the Compensation Committee does not believe that they represent real ownership until exercised. As of December 31, 2006, both Ms. Gold and Mr. Battista met their respective ownership guideline levels, and it is expected that each Executive Committee member, including all of the named executive officers, will reach guideline levels within five years.

Employment Agreements

While the Compensation Committee generally believes that employment at all levels of the Company should be based on sustained good performance rather than contractual terms, the Company recognizes that under certain circumstances these arrangements may be necessary or desirable. The Company entered into a letter agreement with Mr. Barnes in order to induce him to join Western Union in August 2006. In connection with the Spin-Off, the Company entered into an employment agreement with Mr. Scheirman in recognition of his new role as a principal financial officer of Western Union. The Company’s agreement with Mr. Ersek is principally a statement of his basic terms of employment and was entered into with a Western Union subsidiary in 1999. Please see the “Executive Compensation—Narrative to the Summary Compensation Table and Plan-Based Awards Table” section of this Proxy Statement for a description of the material terms of such employment letter and agreements.

Severance and Change-in-Control Policy

Western Union has a severance and change-in-control policy for our Executive Committee, including our named executive officers, to reduce the need to negotiate individual severance arrangements with departing executives. Severance benefits are triggered when an eligible executive is involuntarily terminated (other than for cause, death, or disability), or terminates his or her own employment voluntarily for Good Reason (reduction in title, reduction in base salary or bonus, relocation from principal working location of more than 35 miles without consent) within 24 months after the date of a change-in-control (a “double trigger”). Because most of our executives do not have contractual agreements, the severance and change-in-control policy protects our executives from termination for circumstances not of their doing (e.g., termination other than for cause or following a change-in-control). The Compensation Committee also believes it is necessary from a competitive standpoint to provide severance and change-in-control benefits at levels comparable to most other U.S. corporations, which it believes the Western Union policy accomplishes. Please see the “Executive Compensation—Potential Payments Upon Termination or Change-in-Control” section of this Proxy Statement for further information regarding Western Union’s severance and change-in-control policy.

Retirement Plans

Western Union provides its executives retirement benefits through a qualified defined contribution 401(k) plan, the Incentive Savings Plan, and a nonqualified defined contribution plan, the Supplemental Incentive Savings Plan. We maintain the Incentive Savings Plan and the Supplemental Incentive Savings Plan for our employees, including our named executive officers, because we wish to encourage our employees to save some percentage of their cash compensation for their eventual retirement. The Incentive Savings Plan permits employees to make such savings in a manner that is relatively tax efficient. These types of savings plans are also a critical element in attracting and retaining talent in a competitive market. Please see the 2006 Nonqualified Deferred Compensation Table in the “Executive Compensation” section of this Proxy Statement for further information regarding Western Union’s retirement plans.

Benefits and Perquisites

Each of our named executive officers (including our Chief Executive Officer) participates in the health and welfare benefit plans and fringe benefit programs generally available to all other Western Union employees in the countries in which they are located. In addition, in 2006 the Company provided the following benefits and perquisites as described in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement: financial planning services, relocation reimbursement, Company-paid car and parking, tax preparation services and club memberships. The Company provided its named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believed were reasonable and consistent with the Company’s overall compensation program. The Committee will periodically review the levels of perquisites and other personal benefits provided to named executive officers.

Tax and Accounting Implications of Executive Compensation Program

The Compensation Committee intends to take advantage of tax and accounting rules to the extent practicable, while satisfying the Company’s compensation policies and objectives.

While Western Union is operating under transition rules under Internal Revenue Code Section 162(m) until 2008, our executive compensation program is designed to take into account limitations on the deductibility of compensation under Internal Revenue Code Section 162(m). For instance, all named executive officer base salaries are below $1 million and stock option awards are 162(m) compliant.

The Compensation Committee understands that because a portion of the cash bonus awards and the restricted stock awards granted in 2006 are not 162(m) compliant, the cash bonus awards and the value of the restricted stock awards in the year such awards vest may not be fully deductible by the Company. The stock options granted in 2006 are nonqualified stock options (as opposed to incentive stock options), and thus upon exercise, Western Union will be entitled to a tax deduction equal to the realized option gain recognized as compensation by the optionees.

EXECUTIVE COMPENSATION

The following table contains compensation information for our named executive officers for the year ended December 31, 2006. The information included in this table reflects compensation earned by the named executive officers for services rendered to First Data and its subsidiaries through September 29, 2006 and to the Company and its subsidiaries from September 29, 2006 through December 31, 2006.

2006 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($000)	Bonus ($000) (1)	Stock Awards ($000) (2)		Option Awards ($000) (3)		Non-Equity Incentive Plan Compensation ($000) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($000) (5)	All Other Compensation ($000) (6)	Total ($000)
Christina A. Gold President and Chief Executive Officer	2006	714.6	978.2	909.1 210.9	(9) (10)	983.6 474.6	(9) (10)	571.8	14.2	56.9	4,913.9

Scott T. Scheirman EVP, Chief Financial Officer	2006	332.8	98.1	21.5 54.2	(9)(11) (10)	174.5 162.7	(9) (10)	86.9	15.9	61.9	1,008.5

David G. Barnes EVP, Finance & Strategic Development	2006	181.8	202.5	0.0 44.9	(9) (10)	52.6 101.0	(9) (10)	0.0	0.1	59.8	642.7

Guy Battista EVP, President WUFSI	2006	532.1	639.7	758.8 36.9	(9) (10)	2,706.1 1,329.5	(9) (10)	385.3	48.6	94.0	6,531.0

William D. Thomas EVP and President, the Americas (7)	2006	424.8	344.2	43.0 52.9	(9)(11) (10)	85.2 118.9	(9) (10)	60.8	9.4	35.8	1,175.0

Hikmet Ersek EVP, Europe, the Middle East, Africa and South Asia (8)	2006	447.8	137.7	28.4 60.8	(9)(11) (10)	149.6 136.9	(9) (10)	172.0	0.0	61.7	1,194.9

(1)	Bonuses reflect discretionary bonuses paid by First Data in early 2006 for Messrs. Scheirman, Thomas and Ersek in the amounts of $75,000, $120,000 and $110,805, respectively, a deferred special cash award paid by First Data based on performance year 2004 for Ms. Gold and Messrs. Battista and Thomas in the amounts of $750,000, $550,000 and $200,000, respectively, and discretionary bonuses paid in early 2007 with respect to 2006 performance to each of the named executive officers as follows: Ms. Gold, $228,151; Mr. Scheirman, $23,100; Mr. Battista, $89,662; Mr. Ersek, $26,852 and Mr. Thomas, $24,225. Mr. Barnes’ bonus includes a $75,000 sign-on bonus and a guaranteed bonus equal to 70% of Mr. Barnes’ base salary prorated from August 15, 2006 through December 31, 2006 pursuant to his employment letter.
(2)	The amounts shown in this column reflect restricted stock or restricted stock unit awards granted in 2006 and in prior years. The amounts are valued based on the amount recognized for financial statement reporting purposes during 2006 pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R), except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R. In addition, grants made to Mr. Scheirman on or after September 29, 2006 are amortized through November 2008 under the terms of his employment agreement. The amounts shown in this column reflect both converted First Data stock-based awards and Western Union stock-based awards granted in connection with the Spin-Off. See Note 2 to the Outstanding Equity Awards at Fiscal Year-End Table for a list of the converted First Data stock-based awards and “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Spin-Off from First Data” for a discussion of the conversion of First Data stock-based awards in the Spin-Off.
(3)

The amounts shown in this column reflect stock option awards granted in 2006. The amounts are valued based on the amount recognized for financial statement reporting purposes for option awards during 2006 pursuant to FAS 123R, except that, in accordance with rules of the SEC, any estimate for forfeitures is excluded from, and does not reduce, such amounts. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts. As Mr. Battista is eligible for retirement, the grant date fair value of his 2006 stock option awards have been fully expensed in 2006. In addition, grants made to Mr. Scheirman on or after September 29, 2006 are amortized through November 2008 under the terms of his employment agreement. The conversion of each First Data stock option to Western Union stock options constituted a modification of those stock option awards under the provisions of FAS 123R, and as a result an aggregate modification charge of $454,990 for all of the named executive officers during 2006 is included in these amounts. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Spin-Off from First Data” for a discussion of the conversion of First Data stock-based awards in the Spin-Off.

(4)	The amounts shown in this column constitute payments made under the First Data SEIP for Ms. Gold and Mr. Battista, payments made under the First Data PFIP for Messrs. Scheirman, Thomas and Ersek and individual performance awards for each of our named executive officers. Please see the “—Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” for a discussion of the performance criteria under both plans.
(5)	The amounts shown in this column reflect interest earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate.
(6)	Amounts included in this column are set forth by category in the All Other Compensation Table below.
(7)	On February 28, 2007, Mr. Thomas left the Company.
(8)	Mr. Ersek’s compensation, other than his 2007 discretionary bonus and Non-Equity Incentive Plan Compensation, has been converted to U.S. dollars using an exchange rate of $1.3203 for each €1.00 as of December 31, 2006. Mr. Ersek’s 2007 bonus and Non-Equity Incentive Plan Compensation was converted to U.S. dollars using an exchange rate of $1.326 for each €1.00 as of February 21, 2007.
(9)	Reflects awards granted by First Data prior to the Spin-Off.
(10)	Reflects Spin-Off awards granted by Western Union intended to cover the period beginning with the Spin-Off through the end of 2008. See the “Compensation Discussion and Analysis—The Western Union Executive Compensation Program—2006 Equity Grants.”
(11)	Reflects the restricted stock award granted as half of the 2006 bonus target. See the “Compensation Discussion and Analysis—The Western Union Executive Compensation Program—First Data Corporation Performance First Incentive Plan.”

ALL OTHER COMPENSATION

Name	Year	Perquisites & Other Personal Benefits ($000) (1)	Tax Reimbursements ($000) (2)	Company Contributions to Defined Contribution Plans ($000) (3)	Insurance Premiums ($000)	Restricted Stock Dividend ($000) (4)	Total ($000)
Christina A. Gold	2006	10.5	8.5	31.8	3.1	3.0	56.9
Scott T. Scheirman	2006	20.6	9.1	31.9	0.3	0.0	61.9
David G. Barnes	2006	39.0	15.7	4.8	0.3	0.0	59.8
Guy Battista	2006	4.9	1.2	83.4	2.4	2.1	94.0
William D. Thomas	2006	1.8	3.3	29.8	0.9	0.0	35.8
Hikmet Ersek (5)	2006	34.2	0.0	27.5	0.0	0.0	61.7

(1)	Amounts in this column include the incremental cost of financial planning services for Ms. Gold and Messrs. Battista and Scheirman, tax preparation services for Mr. Thomas, the value related to Ms. Gold’s attendance at a professional sporting event, the cost of club membership dues for Mr. Battista, personal use of a Company-provided car and parking facilities by Mr. Ersek and relocation expense for Mr. Barnes. The value of the perquisites provided to Messrs. Ersek and Barnes represents the actual amount paid to the vendor or service provider.
(2)	Amounts in this column include tax gross-ups for financial planning services for Ms. Gold and Messrs. Battista and Scheirman, use of Company-paid aircraft service by spouses of Ms. Gold and Mr. Battista while accompanying the executives at a business event, relocation expenses for Mr. Barnes and a tax gross-up relating to Mr. Thomas’ foreign assignment.
(3)	Amounts shown in this column represent contributions made by the Company on behalf of each of the named executive officers, except for Mr. Ersek, to the Company’s Incentive Savings Plan and related Supplemental Incentive Savings Plan and include contributions made by the Company on behalf of Mr. Ersek to the Company’s defined contribution plan in Austria, the Vereinigung Banken Versicherungen Pensionskasse Plan.
(4)	Amounts shown in this column represent dividends paid on outstanding First Data restricted stock awards. Such dividends were paid on the same basis as dividends paid to First Data stockholders.
(5)	Amounts paid to or on behalf of Mr. Ersek were converted using an exchange rate of $1.3203 for each €1.00 as of December 31, 2006.

The following table summarizes awards made to our named executive officers in 2006, including awards granted by First Data in 2006 prior to the Spin-Off. The table does not show option or restricted stock awards granted by First Data prior to 2006 which were converted into Western Union awards in connection with the Spin-Off. Please see the Outstanding Equity Awards at Fiscal Year-End Table and Note 2 to such Table for a list of these awards.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Under- lying Options (#)		Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Price on Grant Date (4)	Grant Date Fair Value of Stock and Option Awards ($000) (5)(9)
		Target ($000)	Maximum ($000)
Christina A. Gold		828.8	1,657.5
	9/29/2006					957,598	(6)	19.13		7,593.8
	9/29/2006			132,319	(7)					2,531.3
	Converted Options (2/22/2006)					548,875	(2)	20.65	20.80	4,035.3

Scott T. Scheirman		185.6	—
	9/29/2006					180,798	(6)	19.13		1,433.7
	9/29/2006			24,983	(7)					477.9
	Converted Options (2/13/2006)					87,820	(2)	20.10	20.10	469.7
	Converted Shares (2/22/2006)			3,633	(8)					75.0

David G. Barnes		—	—
	9/29/2006					203,808	(6)	19.13		1,616.2
	9/29/2006			28,162	(7)					538.7
	Converted Options (8/14/2006)					109,775	(2)	18.24	18.23	528.0

Guy Battista		520.7	1,041.4
	9/29/2006					167,649	(6)	19.13		1,329.5
	9/29/2006			23,166	(7)					443.2
	Converted Options (2/22/2006)					329,325	(2)	20.65	20.80	2,421.2

William D. Thomas		309.9	—
	9/29/2006					239,968	(6)	19.13		1,902.9
	9/29/2006			33,159	(7)					634.3
	Converted Options (2/13/2006)					70,256	(2)	20.10	20.10	375.7
	Converted Shares (2/22/2006)			7,267	(8)					150.1

Hikmet Ersek		256.3	—
	9/29/2006					276,127	(6)	19.13		2,189.7
	9/29/2006			38,155	(7)			19.13		729.9
	Converted Options (2/13/2006)					87,820	(2)	20.10	20.10	469.7
	Converted Shares (2/22/2006)			4,794	(8)					99.0

(1)	For Ms. Gold and Mr. Battista, amounts consist of the target and maximum cash bonus levels set in 2006 under the First Data SEIP awards and individual performance objective awards. For Messrs. Scheirman, Thomas and Ersek, amounts consist of the target bonus level set in 2006 under the First Data PFIP awards. In each case, the amount actually earned by each named executive officer is reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Prior to the Spin-Off, First Data granted restricted stock awards to its eligible non-executive employees, including Messrs. Scheirman, Thomas and Ersek, which represented half of their 2006 bonus targets. These awards were converted into Western Union equity in connection with the Spin-Off and are reflected in the “All Other Stock Awards: Number of Shares of Stock or Units” column of this table.

(2)	Options held by Western Union employees to purchase First Data stock were converted into options to purchase Western Union stock in connection with the Spin-Off. This amount reflects the number of options held by each named executive officer to purchase Western Union stock after conversion in respect of options granted by First Data in 2006. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Spin-Off from First Data” for a discussion of the conversion of First Data stock-based awards in the Spin-Off. For additional information regarding these awards, see the Outstanding Equity Awards at Fiscal Year-End Table.
(3)	With respect to new stock option grants that occurred on September 29, 2006, the exercise price represents the when-issued closing market price on the date of grant. With respect to converted options, the underlying share amounts and exercise prices were adjusted in the conversion to preserve the pre-conversion intrinsic value of the options. The exercise prices of the converted option awards give effect to the price adjustment upon conversion at the time of the Spin-Off.
(4)	For grants awarded by First Data prior to the Spin-Off, the exercise price was the average of the high and low stock prices of First Data’s common stock on the date of the grant. Information with respect to the stock closing prices of the pre-Spin-Off grants made by First Data gives effect to the price adjustment upon conversion at the time of the Spin-Off.
(5)	These amounts are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123R. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R.
(6)	This number represents options awarded under the 2006 LTIP. This grant was made in connection with the Spin-Off on September 29, 2006. The award vests one-fourth on each of the first through fourth anniversaries of the grant date.
(7)	This number represents restricted stock or restricted stock unit awards granted under the 2006 LTIP. This grant was part of the Company’s grant made in connection with the Spin-Off on September 29, 2006. This award vests in full on the third anniversary of the date of grant.
(8)	This number represents a First Data restricted stock award that was converted into a new Western Union restricted stock award. The number gives effect to the conversion ratio for stock-based awards in the Spin-Off. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Spin-Off from First Data” for a discussion of the conversion of First Data stock-based awards in the Spin-Off.
(9)	The Grants of Plan-Based Awards Table excludes a modification charge incurred relating to the conversion of options to purchase First Data stock into options to purchase Western Union stock in connection with the Spin-Off. Pursuant to the antidilution provisions of the First Data equity compensation plans, option awards were adjusted for all employees in order to maintain the intrinsic value of all option awards held prior to the conversion. Although shareholders retained their First Data stock and received one share of Western Union stock for each share of First Data held on the record date of the transaction, all Western Union employees did not retain their First Data options but received options solely in Western Union stock. Although the individual and aggregate intrinsic values were maintained for all awards, the conversion of all awards held by Western Union employees into Western Union options constituted a modification of those option awards under the provisions of FAS 123R primarily as a result of differences in expected future volatility of the underlying First Data and Western Union stocks. The modification charge incurred during 2006 with respect to the named executive officers was: $121,211 for Ms. Gold; $42,728 for Mr. Scheirman; $2,310 for Mr. Barnes; $250,307 for Mr. Battista; $1,705 for Mr. Thomas; and $36,729 for Mr. Ersek. These amounts are reflected in the 2006 compensation expense reported in the Summary Compensation Table. See “—Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Spin-Off from First Data” for a discussion of the conversion of First Data options in the Spin-Off.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Spin-Off from First Data

In connection with the Spin-Off, all outstanding First Data stock options, restricted stock awards and restricted stock units (collectively, “Stock-Based Awards”) held by Western Union employees, including the named executive officers, were, pursuant to the terms of applicable First Data plans, adjusted to reflect the financial effect of the Spin-Off by converting them into new Western Union Stock-Based Awards at a conversion ratio of 2.1955 Western Union Stock-Based Awards for every First Data Stock-Based Award held prior to the Spin-Off. The conversion preserved the pre-conversion intrinsic value of the First Data awards by using the pre-distribution per share closing price of First Data stock with due bills of $42.00 relative to the per share closing price of $19.13 for Western Union stock trading when-issued on September 29, 2006. Share amounts in the tables in “Executive Compensation” are presented giving effect to the Spin-Off. Outstanding restricted stock and restricted stock unit awards granted to the named executive officers under the First Data equity compensation plans were replaced with substitute Western Union restricted stock and restricted stock unit awards and those awards continue to vest on the same schedule. Except for substitute options with respect to grants made by First Data in 2006, substitute options are fully exercisable since, in December 2005, the First Data C&B Committee accelerated the vesting of substantially all First Data options then outstanding in anticipation of the adoption of FAS 123R in the first quarter of 2006.

Employment Arrangements

The Company has entered into an employment letter agreement or employment agreements with Messrs. Barnes, Scheirman and Ersek as set forth below.

Western Union is a party to a letter agreement with David G. Barnes, pursuant to which Mr. Barnes serves as Executive Vice President of Finance and Strategic Development of Western Union. On February 6, 2007, Mr. Barnes was appointed to the position of Executive Vice President of United States/Canada and Strategic Development. The terms of Mr. Barnes’ agreement provide for (i) an annual base salary of $475,000, subject to merit increases, (ii) a guaranteed bonus of 70% of Mr. Barnes’ annualized base salary for 2006, prorated from August 15, 2006 through December 2006, (iii) eligibility to participate in our Senior Executive Incentive Plan, (iv) sign-on bonus of $75,000, subject to forfeiture if Mr. Barnes’ employment is terminated within 12 months of his start date, unless such termination is involuntarily and not for cause, (v) eligibility to participate in Western Union’s retirement, health, welfare and financial security benefit programs, (vi) eligibility for an annual target grant of either stock options or a combination of stock options and restricted stock with respect to the Common Stock of approximately two times Mr. Barnes’ base salary and (vii) relocation assistance. The terms of Mr. Barnes agreement also provide that Mr. Barnes was eligible for a grant of stock options to purchase 50,000 shares of common stock of First Data, which options were replaced with substitute Western Union stock options in connection with the Spin-Off as described above. The letter agreement does not have a fixed term and may be terminated by either party at any time for any reason, provided that if Mr. Barnes’ employment is involuntarily terminated and not for cause within the first two years of Mr. Barnes’ employment, Mr. Barnes will be eligible for 24 months termination pay equal to $1,615,000 subject to Section 409A of the Internal Revenue Code (“Section 409A”). If, however, the applicable Western Union executive severance plan provides for a severance payment that is equal to or greater than the severance payments provided for under the letter agreement, then Mr. Barnes will receive severance benefits equal to the applicable Western Union executive severance plan rather than the terms of the letter agreement. After the second anniversary of his employment date, Mr. Barnes will be subject to the then applicable Western Union executive severance plan, if any.

On September 30, 2006, Western Union entered into an employment agreement with Scott T. Scheirman pursuant to which Mr. Scheirman serves as Executive Vice President and Chief Financial Officer of Western Union and as a member of the Western Union Executive Committee. The terms of Mr. Scheirman’s employment agreement provide for (i) an annual base salary of $425,000 (which was increased to $448,000 in connection with the elimination of an enhanced service-based company contribution to the 401(k) plan at the time of the Spin-Off), subject to merit increases, (ii) eligibility to participate in The Western Union Company 2006 Long-Term Incentive Plan and our Senior Executive Incentive Plan, (iii) receipt, on or about September 29, 2006, of Western Union stock options and restricted stock valued at approximately $1,912,500, (iv) financial planning services, (v) eligibility to receive stock options, restricted stock and other compensation consistent with similarly situated members of the Executive Committee and (vi) eligibility to participate in our retirement, health and welfare programs on the same basis as similarly situated employees. The employment period under the employment agreement commenced on October 1, 2006 and, unless terminated earlier pursuant to the terms of the employment agreement, ends on November 30, 2008. The employment agreement provides that during February 2008, either Western Union or Mr. Scheirman may give notice to the other party that the employment relationship will terminate effective November 30, 2008 (the “Termination Election”). The employment agreement further provides for termination payments to Mr. Scheirman in the event that a Termination Election is made or if the employment relationship is terminated by Mr. Scheirman prior to February 29, 2008, for good reason (as defined in the employment agreement), subject to Western Union’s right to cure, or by Western Union prior to February 29, 2008 other than for cause (as defined in the employment agreement) (the “Good Reason or No Cause Termination”). The terms of Mr. Scheirman’s employment agreement provide for the following termination payments and provisions: (i) termination payments equal to two times the sum of Mr. Scheirman’s annual base salary and annual target bonus plus a prorated amount of Mr. Scheirman’s annual target bonus payable to Mr. Scheirman for the year in which his termination occurs, to be paid subject to Section 409A, over a 24 consecutive month period, commencing on November 30, 2008, in the case of a Termination Election, or on the date of termination, in the case of a Good Reason or No Cause Termination; (ii) effective March 1, 2008, subject to certain service requirements in the case of a Termination Election, or the termination date, in the case of a Good Reason or No Cause Termination, the vesting of all nonqualified stock options and restricted stock awards granted in connection with the Spin-Off and any other non-qualified stock options and restricted stock awards granted from the date of the Spin-Off through February 29, 2008, in the case of a Termination Election, or the termination date, in the case of a Good Reason or No Cause Termination; (iii) Mr. Scheirman’s unvested awards will be exercisable until February 28, 2009, in the case of a Termination Election, or for three months following the termination date, in the case of a Good Reason or No Cause Termination, subject, in both cases, to Section 409A or until the terms of such awards have expired, if earlier; and (iv) a lump sum payment equal to the difference in cost between COBRA premiums and active employee premiums for 18 months of COBRA coverage. Western Union’s executive severance plan will govern Mr. Scheirman’s termination in the event of a change-in-control.

Western Union Financial Services GmbH, one of our subsidiaries, is party to an employment agreement with Mr. Ersek, pursuant to which Mr. Ersek has served in various positions, most recently as Senior Vice President, Europe/Middle East/Africa/South Asia. The terms of Mr. Ersek’s employment agreement provide for (i) annual base salary subject to merit increases, (ii) an annual bonus, (iii) participation in a pension plan, (iv) vacation leave and (v) a company car. Mr. Ersek’s employment agreement also includes non-competition and confidentiality provisions. During his employment, Mr. Ersek is prohibited from competing with Western Union and from engaging in any activity outside of his employment with Western Union, even if the activity is not competitive with Western Union. Mr. Ersek has also agreed, for a period of one year following termination of his employment for any reason, not to compete against Western Union within Austria, provided that if Mr. Ersek is terminated without cause Western Union will be required to pay Mr. Ersek the amounts to which he was most recently entitled under his employment agreement. The employment agreement does not have a fixed term but either party may terminate the agreement upon six months’ prior notice. The employment agreement does not provide for any severance payments upon termination of employment, other than the payments described above in connection with the non-competition provisions of the agreement.

In addition to the employment letter and agreements, we established and adopted an executive severance plan for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. Please see “—Potential Payments Upon Termination or Change-in-Control” below for a description of such plan.

Awards

On September 29, 2006, the Compensation Committee granted equity awards to each of our named executive officers pursuant to our 2006 LTIP. These grants made on the date of the Spin-Off consisted of restricted stock (or, for many executives outside of the United States, including Mr. Ersek, restricted stock units) and options. Restricted stock and restricted stock unit awards will vest in full on the third anniversary of the date of grant and may not be sold or transferred during the vesting period. Restricted stock awards include the right to receive dividends. To the extent provided for in the agreement relating to restricted stock unit awards, such awards include an entitlement to receive, on a current or deferred basis, dividend equivalents, or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. For Executive Committee members, dividend and dividend equivalents earned with respect to the Company’s restricted stock and restricted stock units accrue during the vesting period of such award and are distributed to the holder of such award upon the vesting of the underlying award. Restricted stock awards also include the right to vote. Restricted stock was awarded as follows: Ms. Gold—132,319 shares, Mr. Scheirman—24,983 shares, Mr. Barnes—28,162 shares, Mr. Battista—23,166 shares and Mr. Thomas—33,159 shares. Restricted stock units were awarded as follows: Mr. Ersek—38,155 units.

The options included in these grants on September 29, 2006 vest one-fourth on each of the first, second, third and fourth anniversaries of the grant date. The number of shares underlying these option awards to each of the named executive officers were as follows: Ms. Gold—957,598, Mr. Scheirman—180,798, Mr. Barnes— 203,808, Mr. Battista—167,649, Mr. Thomas—239,968 and Mr. Ersek—276,127.

In 2006, the First Data C&B Committee established potential bonuses for Ms. Gold and Mr. Battista under the First Data SEIP and under individual performance objectives. These bonuses were affirmed by the Compensation Committee once appointed. The amount of the potential bonuses under the First Data SEIP was tied to satisfaction of performance criteria established by the First Data C&B Committee related to First Data earnings per share, Western Union revenue, and Western Union operating profit. The individual performance measure was established based upon personal strategic objectives for each executive. The Company achieved 99% of the target earnings per share goal, 95% of the target revenue goal and 91% of the target operating profit goal. In each case, the First Data SEIP bonuses and the bonus based on individual performance earned by Ms. Gold and Mr. Battista are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In addition, Ms. Gold and Mr. Battista received a discretionary cash award in recognition of individual performance and the achievement of the Spin-Off. This award is included in “Bonuses” in the Summary Compensation Table. Based on performance, Mr. Battista’s combined First Data SEIP, individual performance award and discretionary cash bonus award was $475,000. For 2006, the Compensation Committee awarded Ms. Gold a combined First Data SEIP, individual performance award and discretionary cash bonus award of $800,000.

In 2006, the First Data C&B Committee established potential bonuses for Messrs. Scheirman, Thomas and Ersek under the First Data PFIP. These bonuses were affirmed by the Compensation Committee once appointed. The payout formula under the First Data PFIP for 2006 for “banded level” executives (generally those below executive committee level and above vice president level) was 30% First Data earnings per share, 15% business unit revenue, 25% business unit operating profit, and 30% individual performance. Based on the Company’s 2006 performance relative to its financial targets as described in “Compensation Discussion and Analysis— Senior Executive Incentive Plan,” and the individual performance of each executive, Messrs. Scheirman, Thomas and Ersek were awarded annual cash incentive payments under the First Data PFIP, together with a discretionary cash bonus, of $110,000, $85,000 and $198,900, respectively. The Compensation Committee made the discretionary bonus in recognition of individual performance and the achievement of the Spin-Off. In each case, the First Data PFIP bonuses earned by the named executive officers are reported as “Non-Equity Incentive Plan Compensation” and the discretionary cash bonuses earned by the named executive officers are reported as “Bonuses” in the Summary Compensation Table. Prior to the Spin-Off, First Data granted restricted stock awards to its eligible non-executive officer employees, including Messrs. Scheirman, Thomas and Ersek, which represented half of their 2006 bonus targets. These awards were converted into Western Union equity in connection with the Spin-Off.

Salary and Bonus in Proportion to Total Compensation

In 2006, our named executive officers (other than Mr. Barnes who did not participate in the First Data SEIP or First Data PFIP) received less than 38% of their total compensation reported in the Summary Compensation Table in the form of base salary, cash incentive awards under our First Data SEIP or First Data PFIP, as applicable, and bonuses. As noted in “Compensation Discussion and Analysis” of this Proxy Statement, we believe that a substantial portion of each named executive officer’s compensation should be in the form of equity awards. Our Compensation Committee believes that our current compensation program gives our named executive officers a substantial alignment with stockholders, while also permitting our Compensation Committee to incentivize the named executive officers to pursue performance that increases shareholder value. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of the objectives of our compensation program and overall compensation philosophy.

The following table provides information regarding outstanding option awards and unvested stock awards held by each of the named executive officers at December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($000)(3)
Christina A. Gold		957,598	(4)	19.13	9/29/2016	324,425	7,273.6
		548,875	(5)	20.65	2/22/2016
	329,322			18.25	2/23/2015
	219,550			18.59	2/25/2014
	164,662			15.63	2/5/2013
	329,325			18.49	5/20/2012

Scott T. Scheirman		180,798	(4)	19.13	9/29/2016	28,616	641.6
		87,820	(6)	20.10	2/13/2016
	65,865			19.07	12/8/2014
	65,865			17.78	2/12/2014
	131,730			17.78	2/12/2014
	570			15.65	1/22/2013
	3,907			19.22	3/6/2012
	131,730			18.77	2/6/2012
	219			13.54	2/7/2011
	219			7.57	5/27/2008

David G. Barnes		203,808	(4)	19.13	9/29/2016	28,162	631.4
		109,775	(7)	18.24	8/14/2016

Guy A. Battista		167,649	(4)	19.13	9/29/2016	190,572	4,272.6
		329,325	(5)	20.65	2/22/2016
	219,550			18.25	2/23/2015
	219,550			18.59	2/25/2014
	131,730			15.63	2/5/2013
	175,640			18.77	2/6/2012
	219,550			13.54	2/7/2011
	109,775			10.22	12/8/2009
	109,775			6.19	12/9/2008
	7,315			6.09	1/21/2008
	32,932			6.09	1/21/2008
	65,865			9.01	5/28/2007

William D. Thomas		239,968	(4)	19.13	9/29/2016	40,426	906.4
		70,256	(6)	20.10	2/13/2016

Hikmet Ersek		276,127	(4)	19.13	9/29/2016	42,949	962.9
		87,820	(6)	20.10	2/13/2016
	43,910			19.07	12/8/2014
	43,910			17.78	2/12/2014
	87,820			17.78	2/12/2014
	21,955			17.94	9/2/2013
	58,400			15.65	1/22/2013
	21,955			12.89	10/1/2012
	35,128			18.77	2/6/2012
	8,782			18.86	2/1/2012
	26,346			16.02	7/18/2011
	5,269			13.54	2/7/2011
	7,574			13.54	2/7/2011
	2,740			10.22	12/8/2009
	4,391			10.22	12/8/2009

(1)	Grants prior to September 29, 2006 represent option awards granted to the named executive officer under the First Data equity compensation plans that were replaced with substitute Western Union options that were adjusted to preserve the pre-conversion intrinsic value of the First Data options. Except for substitute options with respect to grants made by First Data in 2006, these substitute options are fully exercisable since, in December 2005, the First Data C&B Committee accelerated the vesting of all First Data options then outstanding in anticipation of the adoption of FAS 123R in the first quarter of 2006.
(2)	All restricted stock or restricted stock unit awards granted by the Compensation Committee on September 29, 2006 vest in full on the third anniversary of the date of grant. These awards were made as follows: Ms. Gold—132,319 shares of restricted stock, Mr. Scheirman—24,983 shares of restricted stock, Mr. Barnes—28,162 shares of restricted stock, Mr. Battista—23,166 shares of restricted stock, Mr. Thomas—33,159 shares of restricted stock and Mr. Ersek—38,155 restricted stock units. All other restricted stock awards were originally granted by the First Data C&B Committee and vest as follows:

Grant Date	Vesting Schedule
February 22, 2006	Vests pro-rata over three years from date of grant
February 23, 2005	Vests pro-rata over four years from date of grant
February 25, 2004	Cliff vests five years from date of grant with vesting accelerated if the highest intra-day trading price is equal to $31.88 per share or higher on each trading day during any consecutive 30-day period ending on or after the third anniversary of the date of grant.

The following restricted stock and restricted stock unit awards were granted by First Data prior to the Spin-Off. The number of shares gives effect to the conversion ratio in the Spin-Off.

Name	Date of Grant	Number of Shares
Christina A. Gold	2/23/2005	82,331
	2/25/2004	109,775
Scott T. Scheirman	2/22/2006	3,633
Guy A. Battista	2/23/2005	57,631
	2/25/2004	109,775
William D. Thomas	2/22/2006	7,267
Hikmet Ersek	2/22/2006	4,794

The 2006 First Data Option Exercises and Stock Vested Table provides information regarding the exercise of stock options or vesting of stock awards held by the named executive officers during 2006.

(3)	The market value of shares or units of stock that have not vested reflects a stock price of $22.42, the closing stock price on December 31, 2006.
(4)	These options were awarded on September 29, 2006 and vest in 25% increments on each of the first four anniversaries of the date of grant.
(5)	These options were awarded on February 22, 2006 and vest in 25% increments on each of the first four anniversaries of the date of grant.
(6)	These options were awarded on February 13, 2006 and vest in 25% increments on each of the first four anniversaries of the date of grant.
(7)	These options were awarded on August 14, 2006 and vest in 25% increments on each of the first four anniversaries of the date of grant.

2006 FIRST DATA OPTION EXERCISES AND STOCK VESTED

	Option Awards (1)		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christina A. Gold	0	0	12,500	567,000
Scott T. Scheirman	39,800	498,238	0	0
David G. Barnes	0	0	0	0
Guy A. Battista	0	0	8,750	396,900
William D. Thomas	245,000	1,735,000	0	0
Hikmet Ersek	0	0	0	0

(1)	The shares shown acquired on exercise or on vesting represent shares of First Data common stock. The value realized upon exercise of options equals the difference between the market price of the First Data shares on the date of exercise and the exercise price of the options. The value realized upon vesting equals the number of shares of restricted stock multiplied by the market value of the First Data shares on the date of vesting.

The following table provides information regarding our nonqualified deferred compensation plans.

2006 NONQUALIFIED DEFERRED COMPENSATION

Name	Year	Executive Contributions in Last FY ($000) (1)	Registrant Contributions in Last FY ($000) (1)	Aggregate Earnings in Last FY ($000) (2)	Aggregate Withdrawals/ Distributions ($000)	Aggregate Balance at Last FYE ($000)
Christina A. Gold	2006	71.5	22.9	62.0	0.0	887.4
Scott T. Scheirman	2006	25.0	9.5	57.8	0.0	750.0
David G. Barnes	2006	13.9	2.5	0.2	0.0	16.5
Guy A. Battista	2006	31.9	60.6	176.0	0.0	2,281.0
William D. Thomas	2006	32.7	17.8	29.7	0.0	380.6
Hikmet Ersek	2006	0.0	0.0	0.0	0.0	0.0

(1)	Amounts in this column are included in the “Salary,” “Non-Equity Incentive Plan Compensation” and/or “All Other Compensation” columns in the Summary Compensation Table.
(2)	The amounts shown in this column were used to calculate the interest earned on nonqualified deferred compensation in excess of 120% of the applicable federal long-term rate, which is included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table.

Incentive Savings Plan

In connection with the Spin-Off, we adopted a defined contribution retirement plan (the Incentive Savings Plan or “ISP”) for our United States non-union employees, including our named executive officers, which is structured with the intention of qualifying under Section 401(a) of the Internal Revenue Code. Under the ISP, participants are permitted to make pre-tax deferrals of up to the maximum allowable amount under the Internal Revenue Code. In addition, we will make matching contributions equal to 100% of the first 3% of eligible compensation deferred and 50% of the next 2% of eligible compensation deferred. For 2006, each named executive officer (except Mr. Ersek) was eligible to receive a company contribution equal to 4% of his or her eligible salary. Mr. Ersek receives comparable benefits made available to eligible employees in Austria.

Supplemental Incentive Savings Plan

In connection with the Spin-Off, we adopted a nonqualified supplemental savings compensation plan (the Supplemental Incentive Savings Plan or “SISP”). Under the SISP, participants may defer up to 80% of their eligible salaries and may make a separate election to defer up to 80% of any annual bonuses they may earn. The SISP also provides participants the opportunity to receive credits for matching contributions equal to the difference between the matching contributions that a participant could receive under the ISP but for the contribution and compensation limitations imposed by the Internal Revenue Code, and the maximum matching contributions allowable to the participant under the ISP without regard to such limitations. Participants are generally permitted to choose from among the mutual funds available for investment under the ISP for purposes of determining the imputed earnings, gains and losses applicable to their SISP accounts. Prior to January 1, 2007, participants were also permitted to choose the Western Union Fixed Income Fund for purposes of determining imputed earnings, gains and losses applicable to their SISP accounts, which resulted in the named executive officers earning above market earnings on such selection. The SISP is unfunded. Participants may specify the timing of the payment of their accounts by choosing either a specified payment date or electing payment upon separation from service (or a date up to five years following separation from service), and in either case may elect to receive their accounts in a lump sum or in annual or quarterly installments over a period of up to ten years. With respect to each year’s contributions and imputed earnings, the participant may make a separate distribution election. Subject to the requirements of Section 409A of the Internal Revenue Code, participants may receive an early payment in the event of a severe financial hardship and may make an election to delay the timing of their payment by a minimum of five years. Each of the named executive officers, other than Hikmet Ersek, is eligible to participate in the SISP. Mr. Ersek receives comparable benefits made available to eligible employees in Austria.

In connection with the Spin-Off, accounts included in the First Data Savings Plans with respect to Western Union employees were transferred to the ISP and SISP, as applicable.

Potential Payments Upon Termination or Change-in-Control

Executive Severance Plan

Effective as of the time of the Spin-Off, we established and adopted an executive severance plan for the payment of certain benefits to senior executives, including our named executive officers, upon termination of employment from Western Union and upon a change-in-control of Western Union. The purpose of the severance plan is to promote uniform treatment of senior executives who are involuntarily terminated other than for “cause” or who, following a change-in-control of Western Union, are involuntarily terminated other than for “cause” or terminate for good reason, and to afford such executives and other employees the opportunity to protect the share value they have helped create in the event of any change-in-control. Under the Executive Severance Plan, a change-in-control is defined to include:

•	acquisition by a person or entity of 25% of either the outstanding shares of the Company or the combined voting power of such shares, with certain exceptions;

•	an unapproved change in a majority of the Board members; and

•	certain corporate restructurings, including certain mergers, dissolution and liquidation.

The plan provides for the following severance benefits, which will be the same in the event of a change-in-control or involuntary termination other than for “cause” except as indicated below:

•	A cash payment equal to the senior executive’s base pay plus target bonus for the year in which the termination occurs, multiplied by two.

•	A cash payment equal to the senior executive’s prorated bonus at target for the year in which the termination occurs.

•

Provided that the senior executive properly elects continued health care coverage under applicable law, a lump sum payment equal to the difference between active employee premiums and continuation coverage premiums for eighteen months of coverage.

•	Financial planning benefits for the severance period.

•	At the discretion of the Compensation Committee, outplacement benefits may be provided to the executive.

•

Upon a change-in-control only, all equity compensation awards that were made pursuant to the 2006 LTIP, including those that are performance based, will become fully vested and exercisable on the date of the change-in-control and the right to exercise awards will continue twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms).

•

If a senior executive is involuntarily terminated without cause and no change-in-control has occurred, stock options granted pursuant to 2006 LTIP will continue to vest and be exercisable for twenty-four months (thirty-six months in the case of the Chief Executive Officer) after the senior executive’s termination (but not beyond their original terms), and restricted stock awards and restricted stock unit awards will vest on a prorated basis based on the period from the grant date to the termination date.

•

If severance benefits payable after a change-in-control exceed 110% of the maximum amount of such benefits that would not be subject to the excise tax imposed by Section 280G of the Internal Revenue Code, an additional cash payment in an amount that, after payment of all taxes on such benefits (and on such amount), provides the senior executive with the amount necessary to pay such tax. (If the severance benefits so payable do not exceed such 110% threshold, the amount thereof will be reduced to the maximum amount not subject to such excise tax.)

The provision of severance benefits under the executive severance plan is conditioned upon the executive executing an agreement and release which includes, among other things, non-competition and non-solicitation restrictive covenants as well as a release of claims against the Company. These restrictive covenants vary in duration, but generally do not exceed two years.

Severance Arrangements Pursuant to Employment Agreements

The Company has also entered into an employment letter agreement or employment agreements with Messrs. Barnes, Scheirman and Ersek that provide severance payments upon certain terminations. Please see Narrative to the Summary Compensation Table and Plan-Based Awards Table above for a description of terms of such employment letter and agreements.

Upon a change-in-control, unvested stock options and restricted stock held by each of our named executive officers would generally accelerate and vest immediately. The treatment of restricted stock awards granted by First Data to Ms. Gold and Mr. Battista prior to the Spin-Off is subject to the discretion of the Compensation Committee; however, we have assumed for purposes of the disclosures in this section that these awards would be accelerated. If a change-in-control without termination occurred as of December 31, 2006, Ms. Gold and Messrs. Scheirman, Barnes, Battista, Thomas and Ersek would have received equity values and tax gross-ups with respect to such vesting of $14,248,700, $1,440,400, $1,761,300, $5,408,100, $1,859,000 and $2,075,300, respectively. We have quantified the potential payments upon termination under each of the following circumstances as set forth below:

PAYMENTS UPON A TERMINATION

Termination Following a Change-in-Control

	Severance (1)	Welfare Benefits (2)	Financial Planning (3)	Long-term Incentives(4)		Gross-Up (5)	Total
				Stock Options	Shares
	($000)	($000)	($000)	($000)	($000)	($000)	($000)
Christina A. Gold	4,887.5	0.6	70.0	4,123.8	7,273.6	5,399.1	21,754.6
Scott T. Scheirman	1,769.4	16.0	20.0	798.8	641.6	0.0	3,245.8
David G. Barnes	1,615.0	0.0	40.0	1,129.9	631.4	0.0	3,416.3
Guy A. Battista	2,185.7	15.9	38.9	1,135.5	4,272.6	2,954.0	10,602.6
William D. Thomas	1,922.1	16.1	40.0	952.6	906.4	0.0	3,837.2
Hikmet Ersek	1,997.5	0.0	40.0	1,112.4	962.9	0.0	4,112.8

Involuntary Termination Other Than For Death, Disability, or Cause

	Severance (1)	Welfare Benefits (2)	Financial Planning (3)	Long-term Incentives(4)		Gross-Up (5)	Total
				Stock Options	Shares
	($000)	($000)	($000)	($000)	($000)	($000)	($000)
Christina A. Gold	4,887.5	0.6	70.0	2,362.9	251.7	0.0	7,572.7
Scott T. Scheirman (6)	1,769.4	16.0	20.0	594.8	560.1	0.0	2,960.3
David G. Barnes	1,615.0	0.0	40.0	335.3	53.6	0.0	2,043.9
Guy A. Battista	2,185.7	15.9	38.9	275.8	44.1	0.0	2,560.4
William D. Thomas	1,922.1	16.1	40.0	394.7	63.1	0.0	2,436.0
Hikmet Ersek	1,997.5	0.0	40.0	454.2	72.6	0.0	2,564.3

Death or Disability

	Severance	Welfare Benefits	Financial Planning	Long-term Incentives(4)		Gross-Up (5)	Total
				Stock Options	Shares
	($000)	($000)	($000)	($000)	($000)	($000)	($000)
Christina A. Gold	0.0	0.0	0.0	4,123.8	7,273.6	0.0	11,397.4
Scott T. Scheirman	0.0	0.0	0.0	798.8	560.1	0.0	1,358.9
David G. Barnes	0.0	0.0	0.0	1,129.9	631.4	0.0	1,761.3
Guy A. Battista	0.0	0.0	0.0	1,135.5	4,272.6	0.0	5,408.1
William D. Thomas	0.0	0.0	0.0	952.6	743.4	0.0	1,696.0
Hikmet Ersek	0.0	0.0	0.0	1,112.4	855.4	0.0	1,967.8

Retirement (7)

	Severance	Welfare Benefits	Financial Planning	Long-term Incentives(4)		Gross-Up (5)	Total
				Stock Options	Shares
	($000)	($000)	($000)	($000)	($000)	($000)	($000)
Guy A. Battista	0.0	0.0	0.0	1,135.5	0.0	0.0	1,135.5

(1)	Amounts in this column represent severance payments equal to the named executive officer’s pro rata bonus for 2006 (except for Mr. Barnes) plus two times the sum of the named executive officer’s base salary and target bonus. The pro rata bonus is calculated as the target bonus for the named executive officer because the termination is assumed to have occurred on December 31, 2006, the last day of the performance period. Mr. Barnes’ severance is based on the termination provisions in his employment letter.
(2)	Other than for Messrs. Barnes and Ersek, amounts in this column represent a lump sum cash payment equal to the product of (i) the difference in cost between the named executive officer’s actual health premiums and COBRA health premiums as of December 31, 2006 and (ii) 18, the number of months of continuing COBRA coverage. For 2006, the termination provisions in the offer letter of Mr. Barnes would apply and do not authorize the payment of welfare benefits. As a non-U.S. employee, Mr. Ersek does not participate in the Company’s health plans and, accordingly, is not entitled to COBRA benefits.
(3)	Amounts in this column represent financial planning services for the named executive officers, less actual amounts paid for each executive’s planning services in 2006. Each named executive officer, other than Ms. Gold, is entitled to $20,000 for financial planning services for the first year in which they use such service and $10,000 each following year the named executive officer uses such service over the two-year severance period. Ms. Gold is entitled to $20,000 in financial planning services in 2006 and for each year she uses such service over a three-year severance period.
(4)	Amounts in these columns reflect the equity values to be received upon a termination or a change-in-control calculated in accordance with the 2006 Western Union Executive Severance Policy and the applicable plan documents. Equity awards granted on or after September 29, 2006 are subject to the 2006 Western Union Executive Severance Policy, while equity awards granted prior to September 29, 2006 are subject to the original plan documents governing such awards. The equity values reflect the equity that would have been accelerated in the event of a termination or change-in-control or, in the case of retirement or involuntary termination in some instances, the post-termination continued vesting of equity awards. In the case of stock grants, the equity value was determined by multiplying the closing price of $22.42 per share on December 31, 2006 by the number of unvested shares of restricted stock that would vest upon a change in control or following termination. In the case of option awards, the equity value was determined by multiplying (i) the spread between the exercise price and the closing price of $22.42 per share on December 31, 2006 and (ii) the number of unvested option shares that would vest upon a change in control or following termination. The amounts to be received upon termination due to death, disability and retirement are calculated in accordance with specific equity plan documents. The calculation with respect to unvested equity awarded on or after September 29, 2006 reflects the following additional assumptions under the 2006 Western Union Executive Severance Policy:

Event	Unvested Stock Options	Unvested Restricted Stock
Change-in-Control	Accelerate	Accelerate

Involuntary Termination	Vesting continues during severance period, unvested shares at end of the severance period are forfeited	Accelerate vesting based on ratio of dates since grant to total days vested

Death or Disability	Accelerate	Accelerate

Retirement	Vesting continues in accordance with normal vesting schedule	Forfeit

The calculation with respect to unvested equity awarded by First Data in 2006 reflects the following additional assumptions under the First Data Corporation 2002 Long-Term Incentive Plan:

Event	Unvested Stock Options	Unvested Restricted Stock
Change-in-Control	Accelerate	Accelerate

Involuntary Termination	Unvested stock options are cancelled on last day employee works for the Company	Unvested shares are cancelled on last day employee works for the Company

Death or Disability	Accelerate	Forfeit; however, after December 31, 2006 will accelerate

Retirement	Vesting continues over four years in accordance with normal vesting schedule	Forfeit

The calculation with respect to unvested restricted stock awarded by First Data in 2005 and 2004 reflects the following additional assumptions under the First Data Corporation 2002 Long-Term Incentive Plan:

Event	Unvested Restricted Stock
Change-in-Control	Accelerate

Involuntary Termination	Unvested shares are cancelled on last day employee works for the Company

Death or Disability	Accelerate

Retirement	Forfeit

(5)	Amounts in this column reflect tax gross-up calculations in accordance with Internal Revenue Code 280G requirements assuming a blended effective tax rate of approximately 41%. Except in the case of Ms. Gold and Mr. Barnes, the amounts reflect compensation information based on W2 forms for the years 2001 through 2005. For Ms. Gold, the amount reflects compensation information based on W2 forms for the years 2002 through 2005. For Mr. Barnes, the amount reflects compensation information based on his W2 form for 2006, using an annualized salary amount. The equity is valued using a closing stock price of $22.42 on December 31, 2006.
(6)	Pursuant to his employment agreement, Mr. Scheirman is the only named executive officer entitled to “good reason” termination rights prior to a change in control. Mr. Scheirman is entitled to receive the same benefits for the occurrence of either a “good reason” termination or an “Involuntary Termination Other Than for Death, Disability or Cause.”
(7)	Mr. Battista is the only named executive officer eligible for retirement. The Compensation Committee has discretion to pay bonuses upon retirement.

COMPENSATION OF DIRECTORS

The following table provides information regarding the compensation of our non-employee directors for 2006.

2006 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($000) (1)	Stock Awards ($000) (2) (3)	Option Awards ($000) (3) (4)		Total ($000)
Jack M. Greenberg	125.0	134.4	403.1 534.0	(5)	1,196.5
Dinyar S. Devitre	118.8	56.3	168.8		343.9
Betsy D. Holden	87.5	56.3	168.8		312.6
Alan J. Lacy	118.8	56.3	168.8		343.9
Roberto G. Mendoza	100.0	56.3	168.8		325.1
Michael A. Miles, Jr.	87.5	56.3	168.8		312.6
Linda Fayne Levinson	23.8	56.3	168.8		248.9
Dennis Stevenson	87.5	56.3	168.8		312.6

(1)	All of the non-employee directors, other than Ms. Fayne Levinson, elected or, in the case of our non-U.S. resident director, were required to receive the cash portion of their annual retainer fees for the fourth quarter of 2006 and for all of 2007 in the form of equity compensation as described below under “Equity Compensation.” This election was made before the non-employee directors were appointed to the board of directors. Since this equity vested immediately, the 2006 and 2007 compensation expense is recognized on the date of grant based on the fair market value of the awards when granted. The amount reported for Ms. Fayne Levinson represents her retainer fees for the fourth quarter of 2006.
(2)	The amounts in this column represent the value of deferred stock units granted to each director as annual and service equity grants. Stock awards consist of fully vested deferred stock units that are settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A. Since these stock units vested immediately, compensation expense is recognized on the date of grant based on the fair market value of the awards when granted.
(3)	As of December 31, 2006, each non-employee director had outstanding the following number of deferred stock units and options:

Director	Deferred Stock Units	Options
Jack M. Greenberg	8,659	280,504	(A)
Dinyar S. Devitre	9,149	21,281
Betsy D. Holden	7,515	21,281
Alan J. Lacy	9,149	21,281
Linda Fayne Levinson	2,941	21,281
Roberto G. Mendoza	4,248	30,739
Michael A. Miles, Jr.	7,515	21,281
Dennis Stevenson	4,085	29,557

(A)	These options represent 62,659 options granted to Mr. Greenberg on September 29, 2006 in connection with his service on the Western Union Board of Directors and 217,845 options received pursuant to a conversion of First Data option awards to Western Union option awards.
(4)	Except for awards made by First Data to Mr. Greenberg as discussed in Note 5, the amounts in this column represent the value of options granted by Western Union to each director as annual and service equity grants. Since these options vested immediately and are fully exercisable, compensation expense is recognized on the date of grant based on the fair market value of the options when granted. See Note 16 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for a discussion of the relevant assumptions used in calculating these amounts pursuant to FAS 123R.
(5)	This amount reflects converted options awarded by First Data during 2006. First Data awarded 31,711 stock options to Mr. Greenberg, 15,523 of which were special awards related to the Spin-Off. The aggregate grant date fair value of the First Data 2006 stock option awards was $488,906, all of which was recognized under FAS 123R in 2006. Additionally, a modification charge of $45,095 was recognized under FAS 123R for Mr. Greenberg’s options that were converted in connection with the Spin-Off.

Cash Compensation

Each outside director (other than our Non-Executive Chairman) receives the following cash compensation for service on our Board of Directors and committees of our Board of Directors:

•	an annual retainer fee of $70,000;

•	an annual retainer fee of $15,000 for the chairperson of each of the Compensation Committee and the Corporate Governance Committee of our Board of Directors; and

•	an annual retainer fee of $25,000 for the chairperson of the Audit Committee of our Board of Directors and $10,000 for each other member of the Audit Committee of our Board of Directors.

In 2006, directors received 125% of their annual retainer fee and annual equity grant for the period between the Spin-Off and December 31, 2007. Directors who also are our employees do not receive any of the compensation described above.

Equity Compensation

Each outside director, except for certain directors residing outside the United States who will receive a combination of 75% stock options and 25% fully vested stock units, has the option of electing to receive such director’s annual retainer fees described above in the form of (a) all cash, (b) a combination of 75% stock options and 25% fully vested stock units or (c) all fully vested stock units, with the equity awards being made pursuant to our 2006 Non-Employee Director Compensation Equity Plan (the “2006 Director’s Plan”). All stock units will be settled in shares of Common Stock and may be subject to a deferral election consistent with Internal Revenue Code Section 409A.

The purpose of the 2006 Director’s Plan is to advance the interest of Western Union and its stockholders by encouraging increased stock ownership by our outside directors, in order to promote long-term stockholder value through continuing ownership of our Common Stock.

Each outside director (other than our Non-Executive Chairman) receives the following equity compensation under the 2006 Director’s Plan for service on our Board of Directors and committees of our Board of Directors:

•	an annual grant of options to purchase shares of our Common Stock with a value of $75,000;

•	an annual grant of fully vested stock units with a value of $25,000; and

•

options to purchase shares of our Common Stock with a value of $75,000 and fully vested stock units with a value of $25,000 upon initially becoming a director and three years after initially becoming a director, if they are still a director at that time.

Directors who also are our employees do not receive any of the compensation described above.

Compensation of Our Non-Executive Chairman

In lieu of the compensation outlined above for other outside directors, our Non-Executive Chairman receives the following compensation:

•	an annual retainer fee of $100,000;

•	an annual grant of options to purchase shares of our Common Stock with a value of $262,500;

•	an annual grant of fully vested stock units with a value of $87,500; and

•

options to purchase shares of our Common Stock with a value of $75,000 and fully vested stock units with a value of $25,000 upon initially becoming our Non-Executive Chairman and upon reelection to serve in such capacity.

Our Non-Executive Chairman has the option to receive his annual retainer fee in the form of (a) all cash, (b) a combination of 75% stock options and 25% fully vested stock units, or (c) entirely in the form of fully vested stock units, with the equity awards being made pursuant to our 2006 Director’s Plan.

Charitable Contributions

Non-management directors may participate in the Company’s gift matching program on the same terms as Western Union’s executive officers and employees. Under this program, contributions up to $25,000 per calendar year that the director makes to the Western Union Foundation (the “Foundation”) without designating a recipient organization will be matched by the Company $2 for every $1 contributed. Contributions made or directed to be made to an eligible organization, as defined in the program, up to an aggregate amount of $25,000 per calendar year will be equally matched by the Company through the Foundation. We believe that most of our directors will participate in this program.

Reimbursements

Directors are reimbursed for their expenses incurred in attending Board, committee and stockholder meetings, including those for travel, meals and lodging.

Indemnification Agreements

Each member of the Board of Directors has entered into a Director Indemnification Agreement with the Company to clarify indemnification procedures. Consistent with the indemnification rights already provided to directors of the Company in the Company’s Amended and Restated Certificate of Incorporation, each agreement provides that the Company will indemnify and hold harmless each non-employee director to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware in effect on the date of the agreement or as such laws may be amended or replaced to increase the extent to which a corporation may indemnify its directors.

STOCK BENEFICIALLY OWNED BY DIRECTORS, EXECUTIVE OFFICERS

AND OUR LARGEST STOCKHOLDERS

The following table sets forth the beneficial ownership of Common Stock by each person or group that is known by us to be the beneficial owner of more than five percent (5%) of our Common Stock, all directors and nominees, each of the executive officers named in the Summary Compensation Table contained in this Proxy Statement and all directors and executive officers as a group. Except as otherwise noted, (i) the information is as of March 12, 2007, (ii) each person has sole voting and investment power of the shares and (iii) the business address of each person shown below is 12500 East Belford Avenue, Englewood, Colorado 80112.

Name of Beneficial Owner	Address	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares
5% Owners
FMR Corp.	82 Devonshire Street, Boston, MA 02109	52,738,540	(1)	6.9	%(1)
Wellington Management Company, LLP	75 State Street, Boston, MA 02109	41,416,064	(2)	5.4	%(2)
Directors and Named Executive Officers (3)
Dinyar S. Devitre		21,281		*
Christina A. Gold		1,497,077	(4)	*
Jack M. Greenberg		282,018		*
Betsy D. Holden		26,281		*
Alan J. Lacy		31,281		*
Linda Fayne Levinson		21,281		*
Roberto G. Mendoza		30,739		*
Michael A. Miles, Jr.		21,281		*
Dennis Stevenson		29,557		*
David G. Barnes		28,162		*
Guy A. Battista		1,548,269	(5)	*
Hikmet Ersek		390,934		*
Scott T. Scheirman		451,340		*
William D. Thomas		55,568	(6)	*
All directors and executive officers as a group (20 persons)(7)		5,810,566		*

*	Less than 1%.
(1)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2007 which reports ownership as of December 31, 2006.
(2)	The number of shares held and percentage of outstanding shares was obtained from the holder’s Schedule 13G filing with the Securities and Exchange Commission dated February 14, 2007 which reports ownership as of December 31, 2006.
(3)	The number of shares reported includes shares covered by options that are exercisable within 60 days of March 12, 2007 as follows: Mr. Devitre, 21,281; Ms. Gold, 1,180,077, Mr. Greenberg, 280,504; Ms. Holden, 21,281; Mr. Lacy, 21,281; Ms. Fayne Levinson, 21,281; Mr. Mendoza, 30,739; Mr. Miles, 21,281; Lord Stevenson, 29,557; Mr. Battista, 1,374,013; Mr. Ersek, 390,135; Mr. Scheirman, 422,060; Mr. Thomas, 17,564; all directors and executive officers as a group (not including Mr. Thomas), 5,141,163. The number of shares reported for Mr. Thomas includes shares covered by options as of immediately prior to his departure from the Company on February 28, 2007 that are exercisable within 60 days of that date.
(4)	Includes 20 shares held by Ms. Gold’s husband in a broker-directed account.
(5)	Includes 2,494 shares held by Mr. Battista through a 401(k) plan.
(6)	The number of shares held by Mr. Thomas is reflected as of immediately prior to his departure from the Company on February 28, 2007.
(7)	Does not include Mr. Thomas, who left the Company on February 28, 2007.

CORPORATE GOVERNANCE

Independence of Directors

First Data, as the Company’s sole stockholder prior to the Spin-Off, elected the members of the Board of Directors and identified whether the members were independent based on certain guidelines. These guidelines provided that a director would be independent if they have had no material relationship with the Company and otherwise satisfied the independence requirements of the New York Stock Exchange.

Following the Spin-Off, the Board of Directors adopted the Corporate Governance Guidelines, which contain the standards that the Board of Directors will use to determine whether a director is independent. A director is not independent under these categorical standards if:

•

The director is, or has been within the last three years, an employee of Western Union, or an immediate family member of the director is, or has been within the last three years, an executive officer, of Western Union.

•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Western Union, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

(i) The director or an immediate family member is a current partner of a firm that is Western Union’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such firm and personally worked on Western Union’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Western Union’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Western Union for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company which was indebted to Western Union, or to which Western Union was indebted, where the total amount of either company’s indebtedness to the other, in any of the last three fiscal years, exceeded 5% or more of such other company’s total consolidated assets.

•

The director or an immediate family member is a current officer, director or trustee of a charitable organization where Western Union’s (or an affiliated charitable foundation’s) annual discretionary charitable contributions to the charitable organization, in any of the last three fiscal years, exceeded the greater of $1 million or 5% of such charitable organization’s consolidated gross revenues.

In determining the independence of the directors, the Board believes that the following relationships, considered individually, are immaterial for purposes of determining independence and will review all other relationships on a case-by-case basis to determine the independence of the director:

•	Owning or holding Western Union common stock or options to acquire Western Union common stock in accordance with Western Union’s equity compensation plans.

•	Service as an officer or employee of Western Union or its subsidiaries that ended more than three years ago.

•	Employment or affiliation with the auditor of Western Union by a director or immediate family member who personally worked on Western Union’s audit that ended more than three years ago.

•	Having a family member that is an employee of Western Union as long as such individual has not been an executive officer of Western Union within the last three years.

The Board has reviewed the independence of the current directors under these standards and the rules of the New York Stock Exchange and found Mr. Devitre, Mr. Greenberg, Ms. Holden, Mr. Lacy, Ms. Fayne Levinson, Mr. Mendoza, Mr. Miles, and Lord Stevenson to be independent.

Committees of the Board of Directors

The members of each Board Committee are indicated in the table below.

Director	Audit		Corporate Governance		Compensation and Benefits
Dinyar S. Devitre	X	(1)
Jack M. Greenberg
Christina A. Gold
Betsy D. Holden			X		X
Alan J. Lacy	X		X	(1)
Linda Fayne Levinson	X				X	(1)
Roberto G. Mendoza	X				X
Michael A. Miles, Jr.			X
Dennis Stevenson			X		X

(1)	Chairperson

Board and Committee Governing Documents

Each committee operates under a charter approved by the Board. The Company’s Audit Committee Charter, Compensation and Benefits Committee Charter, Corporate Governance Committee Charter and Corporate Governance Guidelines are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112.

Audit Committee

The Audit Committee consists of three or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise “independent” under the rules of the New York Stock Exchange. No director may serve as a member of the Audit Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Audit Committee. Currently, none of the Audit Committee members serves on more than three audit committees (including the Company’s Audit Committee). All Audit Committee members must be financially literate, and at least one member must have accounting or related financial management expertise. The Board of Directors has determined that Mr. Devitre is an audit committee financial expert as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the integrity of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm.

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, and to pre-approve certain services provided by all accounting firms. These services include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate. During 2006, the Audit Committee met four times.

Compensation Committee

The Compensation and Benefits Committee (the “Compensation Committee”) consists of two or more directors, each of whom the Board has determined has no material relationship with the Company and is otherwise independent under the rules of the New York Stock Exchange. Each member of the Compensation Committee also meets the definitions of “outside director” under Section 162(m) of the Internal Revenue Code and “non-employee director” under Rule 16b-3 under the Securities Exchange Act of 1934.

Pursuant to its charter, the Compensation Committee will have the authority to administer, interpret and take any actions it deems appropriate in connection with any incentive compensation or equity based plans of the Company, any salary or other compensation plans for officers and other key employees of the Company and any employee benefit or fringe benefit plans, programs or policies of the Company. In addition to other duties which may be assigned by the Board, the Compensation Committee is responsible for (i) in consultation with senior management, establishing the Company’s general compensation philosophy, and overseeing the development and implementation of compensation policies, including recommending to the Board compensation for non-executive directors, (ii) with input from the Board of Directors, reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of the Chief Executive Officer and other executive officers in light of those goals and objectives, and setting the Chief Executive Officer’s and other executive officers’ compensation levels based on this evaluation, (iii) establishing, overseeing and delegating authority to employee committees with respect to employee benefit plans, except with respect to awards to anyone subject to Section 16 of the Securities Exchange Act of 1934, (iv) overseeing regulatory compliance with respect to compensation matters, (v) reviewing and approving severance or similar termination payments to any current or former executive officer of the Company, (vi) preparing reports on executive compensation required by the Securities and Exchange Commission and any applicable securities laws or stock exchange requirements, (vii) reporting activities of the Committee to the Board of Directors on a regular basis and reviewing issues with the Board as the Committee deems appropriate, (viii) preparing an annual performance evaluation of the Committee and periodically reviewing and assessing the adequacy of its charter and (ix) in consultation with the Chief Executive Officer, reviewing management succession planning.

The Compensation Committee delegates certain of its responsibilities to four sub-committees comprised of employees of the Company with appropriate technical expertise. The Compensation Committee maintains responsibility to monitor the sub-committees, including those with fiduciary responsibilities, such as investment and plan administration duties. The sub-committees report periodically to the Compensation Committee. The four sub-committees are:

Investment Council—responsible for investment and asset management of the Company’s Retirement and Health and Welfare benefit programs.

Employee Benefits Committee—responsible for the administration, compliance and operation of the Company’s Retirement and Health and Welfare benefit programs and policies for non-union employees.

Plan Design Committee—responsible for all strictly non-fiduciary settlor capacity functions related to the administration, compliance and operation of the Company’s Retirement and Health and Welfare benefit programs and policies.

Equity Plan Committee—responsible for the administration, compliance and operation of the Company’s Global Equity programs and policies.

As noted above, the Compensation Committee consults with senior management in establishing the Company’s general compensation philosophy. The Chief Executive Officer and Executive Vice President of Human Resources work with Mercer Human Resource Consulting (“Mercer”) to develop executive compensation recommendations for the Compensation Committee. In addition, pursuant to the Company’s human resources policies, the Chief Executive Officer must approve new hire and salary adjustments for all employees earning in excess of $300,000 per year and equity grants to all employees.

The Compensation Committee regularly consults with independent compensation advisors in performing its duties. In 2006, the First Data Compensation and Benefits Committee retained Mercer to provide compensation advice relating to the Spin-Off, including the share ownership guidelines, treatment of equity awards following the Spin-Off, executive and director compensation recommendations and review of the Company’s severance and change-in-control policies. Following the Spin-Off, the Compensation Committee retained Mercer to assist with the Company’s on-going compensation philosophy, to provide executive and director compensation consulting services and other matters. The Compensation Committee has the authority to retain and dismiss compensation consultants, as well as to establish the scope of the consultant’s work. While the consultant reports to the Compensation Committee chair, the consultant works with the Company’s human resources staff and executive management as approved by the Compensation Committee chair. The consultant does not discuss analysis or recommendations related to the compensation of the Company’s Chief Executive Officer with the human resources staff or executive management without the express prior approval of the Compensation Committee chair.

Non-employee director compensation for the fourth quarter of 2006 and for 2007 was determined while the Company was a subsidiary of First Data. First Data approved the non-employee director compensation based on the recommendations of the Company’s Chairman of the Board of Directors, Mr. Greenberg and Mercer, and such amounts were later affirmed by the Company’s Board of Directors. In the future, the Compensation Committee will, pursuant to its charter, review and recommend to the Board of Directors compensation for the non-employee directors.

During 2006, the Compensation Committee met two times.

Corporate Governance Committee

The Corporate Governance Committee consists of two or more directors who have no material relationship with the Company and are otherwise independent under the rules of the New York Stock Exchange. All of the members of the Corporate Governance Committee meet the independence standards set forth in the rules of the New York Stock Exchange. The Corporate Governance Committee is responsible for (i) establishing criteria for new director and committee membership, (ii) in consultation with the Chairman of the Board or the Chief Executive Officer, assessing, considering and recruiting candidates to fill positions on the Board of Directors, (iii) recommending the director nominees for approval by the Board of Directors and the stockholders, (iv) establishing and recommending to the Board of Directors guidelines for the removal of directors and rotation of members among committees, (v) recommending to the Board of Directors Corporate Governance Guidelines addressing, among other matters, the size, composition and responsibilities of the Board of Directors and its committees, (vi) reviewing at least annually and recommending modifications to the Corporate Governance Guidelines, (vii) advising the Board of Directors with respect to the charters, structure, operations and membership qualifications for the various committees of the Board of Directors, (viii) overseeing the development and implementation of an orientation and continuing education program for directors, (ix) establishing and implementing self-evaluation procedures for the Board of Directors and its committees, and (x) reviewing stockholder proposals submitted for inclusion in the Company’s Proxy Statement. The Board of Directors has delegated oversight of certain regulatory compliance matters to the Corporate Governance Committee, requiring that the Corporate Governance Committee make regular reports of such matters to the Audit Committee. During 2006, the Corporate Governance Committee met two times.

Special Committee for Corporate Financial Matters

The Board of Directors formed a Special Committee for Corporate Financial Matters which consists of three directors: Mr. Greenberg, Mr. Lacy and Mr. Mendoza. The Special Committee for Corporate Financial Matters is

responsible for the oversight and authorization, as appropriate, of the Company’s debt financing activities and interest rate and foreign exchange risk mitigation strategies following the Spin-Off. Originally established for a six-month period following the Spin-Off, the Board extended the term of the committee through December 31, 2007.

Communications with the Board of Directors

Any stockholder or other interested party who desires to contact the non-management directors or the other members of the Company’s Board of Directors may do so by writing to: The Western Union Company, Board of Directors, 12500 East Belford Avenue, Englewood, Colorado 80112. Communications that are intended specifically for non-management directors should be addressed to the attention of the Chairperson of the Corporate Governance Committee. All communications, other than mass-mailings or similar communications, will be forwarded to the Chairperson of the Corporate Governance Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that director.

Board Attendance at Annual Stockholders’ Meeting

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Stockholders, it encourages directors to attend. The May 10, 2007, Annual Meeting of Stockholders will be the Company’s first stockholder meeting since the Spin-Off.

Presiding Director of Non-Management Director Meetings

The non-management directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. The Chairman of the Board of Directors, currently Mr. Greenberg, is the presiding director at these meetings.

Nomination of Directors

The current directors were nominated and appointed by Western Union’s parent company, First Data, as sole stockholder of the Company immediately prior to the Spin-Off. The Company’s Board of Directors is now responsible for nominating directors for election by the stockholders and filling any vacancies on the Board that may occur. The Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Corporate Governance Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources, including by any stockholder, director or officer of Western Union.

Director Qualifications

General criteria for the nomination of director candidates include experience, high ethical standards and integrity, skills, diversity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties—all in the context of an assessment of the perceived needs of the Board at that point in time. The Board believes that independent outside directors should constitute a majority of the Board of Directors. In exercising its Director nomination responsibilities, the Committee considers women and minority candidates consistent with the Company’s nondiscrimination policies. The Board also believes that it should generally have no fewer than eight and no more than fifteen directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. Each director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a Board or Committee member. The Corporate Governance Committee will apply the same criteria in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board of Directors.

Stockholder Nominees

Stockholder recommendations may be submitted to the Secretary of the Company at 12500 East Belford Avenue, Englewood, Colorado 80112, and they will be forwarded to the Corporate Governance Committee members for their consideration. Any such recommendation should include:

•	the number of shares of the Company held by the stockholder;

•	the name and address of the candidate;

•

a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Company receives the recommendation, the Company may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Corporate Governance Committee.

Submission of Stockholder Proposals

Stockholder proposals requested to be included in the Company’s 2008 Proxy Statement must be received by the Company not later than November 29, 2007. Even if a proposal is not submitted in time to be considered for inclusion in the Company’s 2008 Proxy Statement, a proper stockholder proposal or director nomination may still be considered at the Company’s 2008 Annual Meeting of Stockholders, but only if the proposal or nomination is received by the Company no sooner than January 10, 2008 and no later than February 13, 2008. All proposals or nominations a stockholder wishes to submit at the meeting should be directed to David L. Schlapbach, Corporate Secretary, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112.

Code of Ethics

The Company’s Director Code of Conduct, Code of Ethics for Senior Financial Officers, Auditing Complaint Procedure, Professional Conduct Policy for Attorneys, and the Code of Conduct are available without charge through the “Investor Relations, Corporate Governance” portion of the Company’s web site, www.westernunion.com, or by writing to the attention of: Investor Relations, The Western Union Company, 12500 East Belford Avenue, Englewood, Colorado 80112. In the event of an amendment to, or a waiver from, the Company’s Code of Ethics for Senior Financial Officers, the Company intends to post such information on its website, www.westernunion.com.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee establishes the compensation program for the Chief Executive Officer and the other named executive officers. The Compensation and Benefits Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management and, based on such review and discussion, the Compensation and Benefits Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, its annual report on Form 10-K and such other filings with the Securities and Exchange Commission as may be appropriate.

Compensation and Benefits Committee

Linda Fayne Levinson (Chairperson)

Betsy D. Holden

Roberto G. Mendoza

Dennis Stevenson

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls. The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with United States generally accepted accounting principles.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2006 Annual Report to Stockholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended. The Statement on Auditing Standards No. 61 communications include, among other items, matters relating to the conduct of an audit of the Company’s consolidated financial statements under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has received the written disclosures and letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Dinyar S. Devitre (Chairperson)

Alan J. Lacy

Linda Fayne Levinson

Roberto G. Mendoza

CERTAIN TRANSACTIONS AND OTHER MATTERS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, 5% or more beneficial owners of our Common Stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved or ratified in accordance with the Company’s written Related Person Transaction Policy by the Audit Committee of the Board of Directors or, if the Audit Committee of the Board of Directors determines that the approval or ratification of such related person transaction should be considered by all disinterested members of the Board of Directors, by the vote of a majority of such disinterested members.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

•	the size of the transaction and the amount payable to a related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•

whether the transaction involves the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

The Company’s Related Person Transaction Policy is available through the “Investor Relations, Corporate Governance” portion of the Company’s website, www.westernunion.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the Company’s Common Stock, as well as certain affiliates of such persons, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Based solely on the Company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them that no other reports were required, during and for the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater than 10% stockholders were complied with, except that one report for Amintore Schenkel regarding certain shares and options acquired in connection with the Spin-Off on September 29, 2006 was inadvertently filed late.

* * *

This Proxy Statement is provided to you at the direction of the Board of Directors.

David L. Schlapbach

Executive Vice President,

General Counsel and Secretary

EXHIBIT A

THE WESTERN UNION COMPANY

2006 LONG-TERM INCENTIVE PLAN

(As Amended and Restated on February 21, 2007)

I. INTRODUCTION

1.1. Purposes. The purposes of The Western Union Company 2006 Long-Term Incentive Plan, as amended and restated on February 21, 2007, (the “Plan”) are (i) to advance the interests of The Western Union Company (the “Company”) by attracting and retaining high caliber employees, and other key individuals who perform services for the Company, a Subsidiary or an Affiliate, (ii) to align the interests of the Company’s stockholders and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success and (iii) to motivate award recipients to act in the long-term best interests of the Company and its stockholders.

1.2. Definitions.

“2006 LTIP” shall mean The Western Union Company 2006 Long-Term Incentive Plan as adopted on September 28, 2006 by First Data in its capacity as the sole stockholder of the Company.

“Affiliate” shall mean any entity of which the Company owns or controls, directly or indirectly, less than 50% but at least 20% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

“Agreement” shall mean the written agreement evidencing an award hereunder between the Company and the recipient of such award and shall include any terms and conditions that may apply to such award.

“Board” shall mean the Board of Directors of the Company.

“Bonus Stock” shall mean shares of Common Stock that are not subject to a Restriction Period or Performance Measures.

“Bonus Stock Award” shall mean an award of Bonus Stock.

“Cause” shall mean the willful and continued failure to substantially perform the duties assigned by the Company, a Subsidiary or an Affiliate (other than a failure resulting from the award recipient’s Disability), the willful engaging in conduct which is demonstrably injurious to the Company, a Subsidiary or an Affiliate (monetarily or otherwise), any act of dishonesty, the commission of a felony, the continued failure to meet performance standards, excessive absenteeism, or a significant violation of any statutory or common law duty of loyalty to the Company, a Subsidiary or an Affiliate.

“Change in Control” shall mean:

(a) the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of 25% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Common Stock”) or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Company), (B) any acquisition by the Company, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this definition; provided further, that for purposes of clause (B), if any Person (other than the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company) shall become the beneficial owner of 25% or more of the Outstanding Common Stock or 25% or more of the Outstanding Voting Securities by reason of an acquisition by the Company, and such Person shall, after such acquisition by the Company, become the beneficial owner of any additional shares of the Outstanding Common Stock or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;

(b) The cessation of individuals, who constitute the Board (the “Incumbent Board”) as of the date this Plan is adopted by the Board, to constitute at least a majority of such Incumbent Board; provided that any individual who becomes a director of the Company subsequent to the date this Plan is approved by the Board whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Common Stock and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Common Stock and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25% or more of the Outstanding Common Stock or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 25% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) the consummation of a plan of complete liquidation or dissolution of the Company.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Committee” shall mean the Compensation and Benefits Committee of the Board or its delegate, or any other committee comprised entirely of “non-employee” directors within the meaning of Section 16 of the Exchange Act that the Board may designate to administer this Plan.

“Common Stock” shall mean the common stock of the Company.

“Company” has the meaning specified in Section 1.1.

“Corporate Transaction” shall have the meaning set forth in the definition of “Change in Control” in this Section 1.2.

“Disability” shall mean the inability of the holder of an award to perform substantially such holder’s duties and responsibilities due to a physical or mental condition (i) that would entitle such holder to benefits under the Company’s Long-Term Disability Plan (or similar disability plan of the Company, a Subsidiary or an Affiliate in which such holder is a participant) or if the Committee deems it relevant, any disability rights provided as a matter of local law or (ii) if such holder is not eligible for long-term disability benefits under any plan sponsored by the Company, a Subsidiary, or an Affiliate, that would, as determined by the Committee, entitle such holder to benefits under the Company’s Long-Term Disability Plan if such holder were eligible therefor. In the case of Incentive Stock Options, the term “Disability” shall have the same meaning as “Permanent and Total Disability” as such term is defined in this Section 1.2.

“Employee Matters Agreement” shall mean the agreement entered into by the Company and First Data as of September 29, 2006.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” shall mean the closing price of a share of Common Stock as reported on the New York Stock Exchange trading on a “when issued” basis or in the New York Stock Exchange Composite Transactions, as the case may be, on the date as of which such value is being determined; provided, however, that if there shall be no reported transactions for such date, Fair Market Value shall be based on the appropriate closing price on the next preceding date for which transactions were reported; and provided further that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate. Notwithstanding the preceding sentence, solely for purposes of determining an award holder’s tax payment obligations under Section 5.5, in lieu of the definition of Fair Market Value in the preceding sentence, the Committee may determine that Fair Market Value shall mean the average of the high and low transaction prices of a share of Common Stock as reported in the New York Stock Exchange Composite Transactions on the date as of which such value is being determined or, if there shall be no reported transactions for such date, on the next preceding date for which transactions were reported.

“Family Entity” shall mean a trust in which one or more Family Members have more than fifty percent of the beneficial interest, a foundation in which the award holder and/or one or more Family Members control the management of assets and any other entity in which the award holder and/or one or more Family Members own more than fifty percent of the voting interests.

“Family Member” shall mean an award holder’s spouse, parent, child, stepchild, grandchild, sibling, mother or father-in-law, son or daughter-in-law, stepparent, grandparent, former spouse, niece, nephew or brother or sister-in-law, including adoptive relationships, or any person sharing the award holder’s household (other than a tenant or employee).

“First Data” shall mean First Data Corporation, including any subsidiary or affiliate thereof. A subsidiary of First Data Corporation shall mean any entity of which First Data Corporation owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power). An affiliate of First Data Corporation shall mean any entity of which First Data Corporation owns or controls, directly or indirectly, less than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

“Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of Section 422 of the Code, or any successor provision, which is intended by the Committee to constitute an Incentive Stock Option.

“Incumbent Board” shall have the meaning set forth in the definition of “Change in Control” in this Section 1.2.

“Mature Shares” shall mean previously-acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

“Nonqualified Stock Option” shall mean an option (including a Purchased Stock Option) to purchase shares of Common Stock which is not an Incentive Stock Option.

“Outstanding Common Stock” shall have the meaning set forth in the definition of “Change in Control” in this Section 1.2.

“Outstanding Voting Securities” shall have the meaning set forth in the definition of “Change in Control” in this Section 1.2.

“Performance Grant” shall mean an award conferring a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive shares of Common Stock, Restricted Stock, Restricted Stock Units, cash, or any combination thereof, as determined by the Committee or as evidenced in the Agreement relating to such Performance Grant.

“Performance Measures” shall mean the criteria and objectives that may be established by the Committee, which must be satisfied or met (i) as a condition to the exercisability of all or a portion of a Stock Option or SAR, (ii) as a condition to the grant of a Stock Award or (iii) during the applicable Restriction Period or Performance Period as a condition to the holder’s receipt, in the case of a Stock Award, of the shares of Common Stock subject to such award and/or of payment with respect to such award, or, in the case of a Performance Grant, of the shares of Common Stock, Restricted Stock or Restricted Stock Units subject to such award and/or of payment with respect to such award. Such criteria and objectives may include one or more of the following: the attainment by a share of Common Stock of a specified value within or for a specified period of time, earnings per share, earnings before interest expense and taxes, return to stockholders (including dividends), return on equity, earnings, revenues, cash flow or cost reduction goals, operating income, pretax return on total capital, economic value added, or any combination of the foregoing. Such criteria and objectives may relate to results obtained by the individual, the Company, a Subsidiary, an Affiliate, or any business unit or division thereof, or may apply to results obtained relative to a specific industry or a specific index. If the Committee desires that compensation payable pursuant to any award subject to Performance Measures be “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, the Performance Measures (i) shall be established by the Committee no later than the end of the first quarter of the Performance Period or Restriction Period, as applicable (or such other time designated by the United States Internal Revenue Service) and (ii) shall satisfy all other applicable requirements imposed under United States Treasury Regulations promulgated under Section 162(m) of the Code, including the requirement that such Performance Measures be stated in terms of an objective formula or standard.

“Performance Period” shall mean any period designated by the Committee or specified in an Agreement during which the Performance Measures applicable to a Performance Grant shall be measured.

“Permanent and Total Disability” shall have the meaning set forth in Section 22(e)(3) of the Code or any successor thereto.

“Person” shall have the meaning set forth in the definition of “Change in Control” set forth in this Section 1.2.

“Plan” shall have the meaning set forth in Section 1.1.

“Plan Share Limit” shall have the meaning set forth in Section 1.5.

“Post-Termination Exercise Period” shall mean the period specified in or pursuant to Section 2.3(a), Section 2.3(b), Section 2.3(d) or Section 2.3(e) following termination of employment with or service to the Company during which a Stock Option or SAR may be exercised.

“Purchased Stock Option” shall mean a Nonqualified Stock Option that is sold to eligible individuals at a price determined by the Committee, has an exercise price equal to the Fair Market Value of the Common Stock subject to such Stock Option on the date such Stock Option is sold to the eligible individual, and contains such additional terms and conditions as the Committee deems appropriate.

“Related Employment” shall mean the employment or performance of services by an individual for an employer that is neither the Company nor a Subsidiary nor an Affiliate, provided that (i) such employment or performance of services is undertaken by the individual at the request of the Company, a Subsidiary or an Affiliate, (ii) immediately prior to undertaking such employment or performance of services, the individual was employed by or performing service for the Company, a Subsidiary, or an Affiliate or was engaged in Related Employment and (iii) such employment or performance of services is in the best interests of the Company as determined by the Committee and is recognized by the Committee, in its discretion, as Related Employment. The death or Disability of an individual or his or her involuntary termination of employment during a period of Related Employment shall be treated, for purposes of this Plan, as if the death, Disability or involuntary termination had occurred while the individual was employed by or performing services for the Company, a Subsidiary or an Affiliate.

“Replacement and Substitute Award” shall mean a Stock Option, Restricted Stock Award, or Restricted Stock Unit Award granted in connection with the spin-off of the Company to certain current and former employees and directors of First Data pursuant to the terms of the Employee Matters Agreement.

“Restricted Stock” shall mean shares of Common Stock which are subject to a Restriction Period.

“Restricted Stock Award” shall mean an award of Restricted Stock under this Plan.

“Restricted Stock Unit” shall mean the right to receive one share of Common Stock or the Fair Market Value thereof in cash, which shall be contingent upon the expiration of a specified Restriction Period and subject to such additional restrictions as may be contained in the Agreement relating thereto. The Committee shall specify in the Agreement whether a Restricted Stock Unit Award shall be payable in Common Stock, cash, or any combination thereof.

“Restricted Stock Unit Award” shall mean an award of Restricted Stock Units under this Plan.

“Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award may not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in this Plan or the Agreement relating to such award or (ii) the vesting conditions applicable to a Restricted Stock Unit Award shall remain in effect.

“Retirement” shall mean an employee’s termination of employment with or service to the Company by reason of retirement on or after (i) age 65, or (ii) age 55, provided the employee has completed at least 10 Years of Service.

“SAR” shall mean the right to receive, upon exercise, shares of Common Stock (which may be Restricted Stock), cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

“Stock Award” shall mean a Restricted Stock Award, a Restricted Stock Unit Award, or a Bonus Stock Award.

“Stock Option” shall mean a Nonqualified Stock Option or an Incentive Stock Option.

“Subsidiary” shall mean any entity of which the Company owns or controls, directly or indirectly, 50% or more of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

“Tax Date” shall have the meaning set forth in Section 5.5.

“Ten Percent Holder” shall have the meaning set forth in Section 2.1(a).

“Years of Service” shall mean (i) the number of years of service credited to an individual under the Company’s Incentive Savings Plan (“ISP”) or (ii) if the individual is not eligible to participate in the ISP, the number of such individual’s years of service, computed as if the individual had been eligible to participate in the ISP while employed by the Company or a Subsidiary, provided, however, that unless otherwise provided in the Agreement, the computed number of years of service shall not include any period of an individual’s employment with an Affiliate.

1.3. Administration. This Plan shall be administered by the Committee. The Committee may grant any one or a combination of the following awards under this Plan to eligible persons: (i) Stock Options (in the form of Nonqualified Stock Options or Incentive Stock Options), (ii) SARs, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Bonus Stock Awards, and (vi) Performance Grants.

The Committee shall, subject to the terms of this Plan, select eligible persons for participation in this Plan and determine the form, amount and timing of each award to such persons, the exercise price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form of the Agreement evidencing the award.

The Committee shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish, amend and revoke rules and regulations it deems necessary or desirable for the administration of this Plan, adopt sub-plans applicable to specific Subsidiaries, Affiliates or locations and may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities to the extent permitted under local law. The Committee may require, as a condition to the issuance, exercise, settlement or acceptance of an award under this Plan, that the award recipient agree to mandatory arbitration to settle any disputes relating to such award. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive.

In exercising its power and authority hereunder with respect to Replacement and Substitute Awards held by current and former employees (other than Business Employees, as such term is defined in the Employee Matters Agreement) and directors of First Data (and their respective transferees), the Company shall (i) act in good faith and (ii) cooperate with and give due regard to any information provided by First Data. In addition, with respect to such Replacement and Substitute Awards, the Company shall not, without the prior written consent of the First Data Compensation Committee, take any discretionary action to accelerate vesting of any such awards.

To the extent permitted by applicable law, the Committee may delegate some or all of its power and authority hereunder to another entity or committee, a member of the Board, or one or more officers of the

Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to another entity or committee, a member of the Board, or one or more officers of the Company with regard to (i) the grant of an award to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the period an award hereunder to such employee would be outstanding, (ii) the selection for participation in this Plan of an officer or other person subject to Section 16 of the Exchange Act or decisions concerning the timing, pricing or amount of an award to such an officer or other person, and (iii) any decision regarding the impact of a Change in Control on awards issued under the Plan.

No member of the Committee, and no entity, committee, member of the Board or officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Plan in good faith, and the members of the Committee and such entities, committees, members of the Board or officers shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law.

A majority of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.

1.4. Eligibility. All employees of the Company, Subsidiaries and Affiliates and other individuals who perform services for the Company, a Subsidiary or an Affiliate are eligible to receive awards under this Plan, as the Committee in its sole discretion may select from time to time. In connection with the spin-off of the Company, certain current and former employees and directors of First Data will receive Replacement and Substitute Awards. The Committee’s selection of a person to participate in this Plan at any time shall not require the Committee to select such person to participate in this Plan at any other time.

1.5. Shares Available.

(a) Plan Share Limit. Subject to adjustment as provided in Section 5.7, 120,000,000 shares of Common Stock shall be available under this Plan (the “Plan Share Limit”).

(b) Deductions. Shares of Common Stock subject to Stock Options and SARs shall apply against and reduce the Plan Share Limit as one share for every one share subject thereto. Shares of Common Stock subject to Stock Awards and Performance Grants shall apply against and reduce the Plan Share Limit as one share for every one share subject thereto or payable pursuant thereto; provided, however, that if and during any period when more than 30,000,000 of the shares of Common Stock available under the Plan Share Limit are subject to Stock Awards and Performance Grants, the remaining shares of Common Stock available under the Plan Share Limit shall be reduced by three shares for every one share awarded pursuant to Stock Awards and Performance Grants in excess of 30,000,000 of the Plan Share Limit. Dividend equivalents paid in cash with respect to awards shall not apply against or reduce the Plan Share Limit.

(c) Increases. The Plan Share Limit, as reduced pursuant to Section 1.5(b), shall be increased (but not above the number of shares set forth in Section 1.5(a)) by shares of Common Stock subject to an outstanding award that are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award. The Plan Share Limit shall not be increased by (i) shares of Common Stock delivered or withheld to pay all or a portion of the exercise price of an award, (ii) shares of Common Stock delivered or withheld to satisfy all or a portion of the tax withholding obligations relating to an award, (iii) shares subject to a SAR that is exercised, whether or not shares of Common Stock are issued to the Participant upon exercise of the SAR, or (iv) shares of Common Stock that are repurchased by the Company with the proceeds from the exercise of an award. Increases in the Plan Share Limit pursuant to this Section 1.5(c) shall be made in a manner consistent with the Plan Share Limit deductions in effect at the time such increase occurs under Section 1.5(b).

(d) Performance-based Compensation. To the extent necessary for an award to be qualified performance-based compensation under Section 162(m) of the Code, the maximum aggregate number of shares of Common Stock with respect to which Stock Options, SARs, Stock Awards or Performance Grants may be issued to any individual during a calendar year shall be one-half of one percent of the total number of outstanding shares of Common Stock of the Company as of the preceding December 31st. The maximum amount of cash payable during a calendar year to any person in connection with a Performance Grant shall be $8,000,000.

(e) Source of Shares. Shares of Common Stock shall be made available from authorized but unissued shares, treasury shares, reacquired shares, or any combination thereof.

1.6 Employment. Unless otherwise expressly provided herein, references to “employment” with the Company or “employment with or service to the Company” shall mean the employment with or service to the Company, a Subsidiary or an Affiliate, including transfers of employment between the Company, a Subsidiary and an Affiliate, approved leaves of absence, and Related Employment.

II. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

2.1. Stock Options. The Committee may, in its discretion, grant Stock Options to such eligible persons as may be selected by the Committee. An Incentive Stock Option may not be granted to any person who is not an employee of the Company or any parent or subsidiary (as defined in Section 424 of the Code). Each Incentive Stock Option shall be granted within ten years of the date this Plan is adopted by the Board. To the extent the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which options designated as Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under this Plan or any other plan of the Company, or any parent or subsidiary as defined in Section 424 of the Code) exceeds the amount (currently $100,000) established by the Code, such options shall constitute Nonqualified Stock Options.

Stock Options shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of Shares and Purchase Price. The number of shares of Common Stock subject to a Stock Option shall be determined by the Committee. The purchase price per share of Common Stock purchasable upon exercise of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such Stock Option; provided, however, that if an Incentive Stock Option shall be granted to any person who, at the time such Incentive Stock Option is granted, owns capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any parent or subsidiary as defined in Section 424 of the Code) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall be the price (currently 110% of Fair Market Value) required by the Code in order to constitute an Incentive Stock Option.

(b) Option Period and Exercisability. The period during which a Stock Option may be exercised shall be determined by the Committee; provided, however, that no Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Incentive Stock Option shall not be exercised later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of a Stock Option or to the exercisability of all or a portion of a Stock Option. The Committee shall determine whether a Stock Option shall become exercisable in cumulative or non-cumulative installments and in part or in full at any time. An exercisable Stock Option, or portion thereof, may be exercised only with respect to whole shares of Common Stock.

(c) Method of Exercise. A Stock Option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, or (D) by a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the Stock Option, and (ii) by executing such documents as the Company may reasonably request. Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate or other indicia of ownership representing Common Stock shall be delivered until the full purchase price therefor, and any withholding taxes thereon, as described in Section 5.5, have been paid (or arrangement made for such payment to the Company’s satisfaction).

(d) Minimum Vesting Period. Except as provided in this subsection or as otherwise provided under the Plan, no Stock Option award may become exercisable in full until three years from the date such Stock Option was granted and no portion of a Stock Option award may become exercisable until one year from the date such Stock Option was granted. The limitations of the preceding sentence shall not apply in the case of a Stock Option that becomes exercisable as a result of the attainment of a specified Performance Measure or in the case of a Stock Option granted as an employee recognition award, a retention award, or to a newly hired employee; provided that except as provided for under the Plan no portion of any such Stock Option may become exercisable until six months from the date the Stock Option was granted. The exceptions in the preceding sentence to the general minimum vesting provisions of this subsection, other than the exception applying to a Stock Option that becomes exercisable as a result of the attainment of a specified Performance Measure, are intended to be applied only in special circumstances as determined by the Committee (or its delegate).

(e) Repricing and Discounting. Subject to Section 5.7, the repricing or discounting of Stock Options is expressly disallowed under this Plan.

2.2. Stock Appreciation Rights. The Committee may, in its discretion, grant SARs to such eligible persons as may be selected by the Committee.

SARs shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable:

(a) Number of SARs and Base Price. The number of SARs subject to an award shall be determined by the Committee. The base price of an SAR shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date such SAR is granted.

(b) Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock (including shares of Restricted Stock) or cash or a combination thereof. The period for the exercise of an SAR shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten years after its date of grant. The Committee may, in its discretion, establish Performance Measures which shall be satisfied or met as a condition to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR may be exercised in cumulative or non-cumulative installments and in part or in full at any time. An exercisable SAR, or portion thereof, may be exercised only with respect to a whole number of SARs. If an SAR is exercised for shares of Restricted Stock, a certificate or certificates or other indicia of ownership representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the exercise of an SAR for shares of Common Stock, including Restricted Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR and shall have rights as a stockholder of the Company in accordance with Section 5.10.

(c) Method of Exercise. An SAR may be exercised (i) by giving written notice to the Company specifying the whole number of SARs which are being exercised and (ii) by executing such documents as the Company may reasonably request.

(d) Minimum Vesting Period. Except as provided in this subsection or as otherwise provided under the Plan, no SAR award may become exercisable in full until three years from the date such SAR was granted and no portion of a SAR award may become exercisable until one year from the date such SAR was granted. The limitations of the preceding sentence shall not apply in the case of a SAR that becomes exercisable as a result of the attainment of a specified Performance Measure or in the case of a SAR granted as an employee recognition award, a retention award, or to a newly hired employee; provided that except as provided for under the Plan no portion of any such SAR may become exercisable until six months from the date the SAR was granted. The exceptions in the preceding sentence to the general minimum vesting provisions of this subsection, other than the exception applying to a SAR that becomes exercisable as a result of the attainment of a specified Performance Measure, are intended to be applied only in special circumstances as determined by the Committee (or its delegate).

(e) Repricing and Discounting. Subject to Section 5.7, the repricing or discounting of SARs is expressly disallowed under this Plan.

2.3. Termination of Employment or Service.

(a) Disability. Unless otherwise specified in the Agreement, if the employment with or service to the Company of the holder of a Stock Option or SAR terminates by reason of Disability, each Stock Option and SAR held by such holder shall become fully vested and exercisable and may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the date which is one year after the effective date of such holder’s termination of employment or service, or if earlier, the expiration date of the term of such Stock Option or SAR.

(b) Retirement. Unless otherwise specified in the Agreement, if the employment with or service to the Company of the holder of a Stock Option or SAR terminates by reason of Retirement, each Stock Option and SAR held by such holder shall continue to vest in accordance with its terms, and to the extent vested, may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the date which is four years after the effective date of such holder’s termination of employment or service, or if earlier, the expiration date of the term of such Stock Option or SAR.

(c) Death. Unless otherwise specified in the Agreement, if the employment with or service to the Company of the holder of a Stock Option or SAR terminates by reason of death, each Stock Option and SAR held by such holder shall become fully vested and exercisable and may thereafter be exercised by such holder’s executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of such Stock Option or SAR.

(d) Involuntary Termination Without Cause. Unless otherwise specified in the Agreement, and except as provided in Section 5.8, if the employment with or service to the Company of the holder of a Stock Option or SAR is terminated by the Company, a Subsidiary or an Affiliate without Cause, each Stock Option and SAR held by such holder shall cease to vest, and to the extent already vested, may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the date which is three months after such involuntary termination, or if earlier, the expiration date of the term of such Stock Option or SAR.

(e) Termination for Cause. If the employment with or service to the Company of the holder of a Stock Option or SAR is terminated for Cause, each Stock Option and SAR held by such holder shall cease to vest, and to the extent already vested, may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of such holder’s termination of employment or service. If the New York Stock Exchange is closed at the time of such holder’s termination of employment, then such Stock Option or SAR shall be forfeited at the time such holder’s employment is terminated and shall be canceled by the Company.

(f) Other Termination. Unless otherwise specified in the Agreement, if the employment with or service to the Company of the holder of a Stock Option or SAR terminates for any reason other than Disability, Retirement, death, involuntary termination without Cause, or termination for Cause, each Stock Option and SAR held by such holder shall cease to vest, and to the extent already vested, may thereafter be exercised by such holder (or such holder’s legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following such holder’s termination of employment or service. If the New York Stock Exchange is closed on such date, then such Stock Option or SAR shall be forfeited and shall be canceled by the Company effective with the close of the New York Stock Exchange on the next following day in which the New York Stock Exchange is open.

(g) Death Following Termination of Employment or Service. Unless otherwise specified in the Agreement, if the holder of a Stock Option or SAR dies during the applicable Post-Termination Exercise Period, each Stock Option and SAR held by such holder shall be exercisable only to the extent that such Stock Option or SAR is exercisable on the date of such holder’s death and may thereafter be exercised by the holder’s executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of such Stock Option or SAR.

III. STOCK AWARDS

3.1. Stock Awards. The Committee may, in its discretion, grant Stock Awards to such eligible persons as may be selected by the Committee. The Agreement relating to the Stock Award shall specify whether the Stock Award is a Restricted Stock Award, a Restricted Stock Unit Award, or a Bonus Stock Award.

3.2. Terms of Stock Awards. Stock Awards shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Number of Shares and Other Terms. The number of shares of Common Stock subject to a Stock Award and the Performance Measures (if any) and the Restriction Period applicable to a Restricted Stock Award or a Restricted Stock Unit Award shall be determined by the Committee.

(b) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award or Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of this Plan, for the vesting of the shares of Common Stock subject to such award, in the case of a Restricted Stock Award, or for the vesting of the Restricted Stock Unit Award itself, in the case of Restricted Stock Unit Award, (i) if specified Performance Measures are satisfied or met during the specified Restriction Period or (ii) if the holder of such award remains continuously in the employment of or service to the Company during the specified Restriction Period, and for the forfeiture of all or a portion of the shares of Common Stock subject to such award in the case of a Restricted Stock Award, or for the forfeiture of the Restricted Stock Unit Award itself, in the case of a Restricted Stock Unit Award, (x) if specified Performance Measures are not satisfied or met during the specified Restriction Period or (y) if the holder of such award does not remain continuously in the employment of or service to the Company during the specified Restriction Period.

Bonus Stock Awards shall not be subject to any Performance Measures or Restriction Periods.

(c) Share Certificates/Indicia of Ownership. During the Restriction Period, a certificate or certificates or other indicia of ownership representing a Restricted Stock Award may be registered in the holder’s name or a nominee name at the discretion of the Company and may bear a legend, in addition to any legend which may be required pursuant to Section 5.6, indicating that the ownership of the shares of Common Stock represented thereby is subject to the restrictions, terms and conditions of this Plan and the Agreement relating to the Restricted Stock Award. As determined by the Committee, all certificates or other indicia of ownership registered in the holder’s name shall be deposited with the Company, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, which would permit transfer to the

Company of all or a portion of the shares of Common Stock subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any applicable Restriction Period (and the satisfaction or attainment of any applicable Performance Measures), or upon the grant of a Bonus Stock Award, in each case subject to the Company’s right to require payment of any taxes in accordance with Section 5.5, a certificate or certificates evidencing ownership, or such other indicia of ownership as determined by the Committee, of the requisite number of shares of Common Stock shall be delivered to the holder of such award.

(d) Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the Committee’s right to cause such Award to be cancelled pursuant to an adjustment under Section 5.7, the holder of such award shall have all rights as a stockholder of the Company, including voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that unless the Committee determines otherwise, a distribution with respect to shares of Common Stock, including a regular cash dividend, shall be deposited with the Company and replaced with additional Restricted Stock Awards with a Fair Market Value equal to such distribution and otherwise subject to the same restrictions as the shares of Common Stock with respect to which such distribution was made.

(e) Rights and Provisions Applicable to Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award shall specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award. Prior to the settlement of a Restricted Stock Unit Award, the holder thereof shall not have any rights as a stockholder of the Company with respect to the shares of Common Stock subject to such award, except to the extent that the Committee, in its sole discretion, may grant dividend equivalents on Restricted Stock Unit Awards which are settled in shares of Common Stock. No shares of Common Stock and no certificates or other indicia of ownership representing shares of Common Stock that are subject to a Restricted Stock Unit Award shall be issued upon the grant of a Restricted Stock Unit Award. Instead, shares of Common Stock subject to Restricted Stock Unit Awards and the certificates or other indicia of ownership representing such shares of Common Stock shall only be distributed at the time of settlement of such Restricted Stock Unit Awards in accordance with the terms and conditions of this Plan and the Agreement relating to such Restricted Stock Unit Award.

(f) Minimum Restriction Period. Except as provided in this subsection or as otherwise provided under the Plan, the Restriction Period applicable to a Restricted Stock Award or Restricted Stock Unit Award may not lapse in full until three years from the date such award was granted and no portion of the Restriction Period applicable to a Restricted Stock Award or Restricted Stock Unit Award may lapse until one year from the date such award was granted. The limitations of the preceding sentence shall not apply in the case of a Restricted Stock Award or Restricted Stock Unit Award that vests as a result of the attainment of a specified Performance Measure or in the case of a Restricted Stock Award or Restricted Stock Unit Award granted as a founder’s grant, an employee recognition award, a retention award, or to a newly hired employee; provided that except as provided for under the Plan the minimum Restriction Period applicable to such award shall be six months. The exceptions in the preceding sentence to the general minimum vesting provisions of this subsection, other than the exception applying to a Restricted Stock Award or Restricted Stock Unit Award that vests as a result of the attainment of a specified Performance Measure, are intended to be applied only in special circumstances as determined by the Committee (or its delegate).

3.3. Termination of Employment or Service.

(a) Disability and Death. Unless otherwise set forth in the Agreement relating to a Stock Award, if the employment with or service to the Company of the holder of such award terminates by reason of Disability or death, the Restriction Period shall terminate as of the effective date of such holder’s termination of employment or service and all Performance Measures applicable to such award shall be deemed to have been satisfied at the maximum level.

(b) Other Termination. Unless otherwise set forth in the Agreement relating to a Stock Award, and except as provided in Section 5.8, if the employment with or service to the Company of the holder of a Stock Award terminates for any reason other than Disability or death, the portion of such award which is subject to a Restriction Period on the effective date of such holder’s termination of employment or service shall be immediately forfeited by such holder and canceled by the Company.

IV. PERFORMANCE GRANTS

4.1. Performance Grants. The Committee may, in its discretion, make Performance Grants to such eligible persons as may be selected by the Committee.

4.2. Terms of Performance Grants. Performance Grants shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of this Plan, as the Committee shall deem advisable.

(a) Amount of Performance Grant and Performance Measures. The Agreement shall set forth the amount of the Performance Grant and a description of the Performance Measures and the Performance Period applicable to such Performance Grant, as determined by the Committee in its discretion.

(b) Vesting and Forfeiture. The Agreement shall provide, in the manner determined by the Committee in its discretion, for the vesting of a Performance Grant, if specified Performance Measures are satisfied during the specified Performance Period, and for the forfeiture of all or a portion of such award, if specified Performance Measures are not satisfied during the specified Performance Period.

(c) Settlement of Vested Performance Grants. The Agreement (i) shall specify whether a Performance Grant may be settled in shares of Common Stock, Restricted Stock, Restricted Stock Units, cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such award, if any. If a Performance Grant is settled in shares of Restricted Stock, a certificate or certificates or other indicia of ownership representing such Restricted Stock shall be issued in accordance with Section 3.2(c) and the holder of such Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 3.2(d). Prior to the settlement of a Performance Grant in shares of Common Stock or Restricted Stock the holder of such award shall have no rights as a stockholder of the Company with respect to any shares of Common Stock subject to such award and shall have rights as a stockholder of the Company in accordance with Section 5.10.

(d) Minimum Performance Period. The minimum Performance Period for any Performance Grant is one year from the date such grant is made.

4.3. Termination of Employment or Service.

(a) Disability, Retirement and Death. Unless otherwise set forth in the Agreement, if the employment with or service to the Company of the holder of a Performance Grant terminates during the Performance Period by reason of Disability, Retirement or death, the Performance Period shall continue and the holder, or the holder’s executor, administrator, legal representative, beneficiary or similar person, as applicable, shall be entitled to a prorated award. Such prorated award shall be equal to the value of the award at the end of the Performance Period multiplied by a fraction, the numerator of which shall equal the number of months such holder was employed with or performing services for the Company during the Performance Period (fractional months shall be ignored) and the denominator of which shall equal the number of months in the Performance Period; provided, however, that such holder, or such holder’s executor, administrator, legal representative, beneficiary or similar person, as applicable, shall not be entitled to payment or distribution of such Performance Grant earlier than the date set forth in the Agreement.

(b) Other Termination. Unless otherwise set forth in the Agreement, if the employment with or service to the Company of the holder of a Performance Grant terminates during the Performance Period for any reason other than Disability, Retirement or death, each Performance Grant that is not vested shall be immediately forfeited.

V. GENERAL

5.1. Effective Date and Term of Plan. This Plan shall be submitted to the stockholders of the Company for approval and, if approved, shall become effective as of September 28, 2006, the date on which the 2006 LTIP was approved by First Data in its capacity as sole stockholder of the Company. This Plan shall terminate on the tenth anniversary of the date of approval of the Plan by the Board or Committee, or if earlier when shares of Common Stock are no longer available for the grant, exercise or settlement of awards, unless terminated earlier by the Board or the Committee. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination. If this Plan is not approved by the stockholders of the Company, this Plan shall be null and void and the 2006 LTIP shall remain in full force and effect.

5.2. Amendments. The Board or the Committee may amend or terminate this Plan, and except as provided in Sections 2.1(e) and 2.2(e), the Committee may amend outstanding awards under this Plan in any manner as it shall deem advisable in its sole discretion, subject to any requirement of stockholder approval required by applicable law, rule or regulation, including Section 162(m) and Section 422 of the Code and the rules of the New York Stock Exchange; provided, however, that no amendment of the Plan shall be made without stockholder approval if such amendment would increase the maximum number of shares of Common Stock available under this Plan (subject to Section 5.7). No amendment of the Plan or an outstanding award may impair the rights of a holder (the determination of which shall be made by the Committee in its sole discretion) of an outstanding award without the consent of such holder.

5.3. Agreement. The Company may condition an award holder’s right (a) to exercise, vest or settle the award and (b) to receive delivery of shares, on the execution and delivery to the Company of the Agreement and the completion of other requirements, including, but not limited to, the execution of a nonsolicitation agreement by the recipient and delivery thereof to the Company. Notwithstanding anything contained herein to the contrary, the Committee may approve an Agreement that, upon the termination of an award holder’s employment or service, provides that, or may, in its sole discretion based on a review of all relevant facts and circumstances, otherwise take action regarding an Agreement such that (i) any or all outstanding Stock Options and SARs shall become exercisable in part or in full, (ii) all or a portion of the Restriction Period applicable to any outstanding Stock Award shall lapse, (iii) all or a portion of the Performance Period applicable to any outstanding Performance Grant shall lapse and (iv) the Performance Measures applicable to any outstanding award (if any) shall be deemed to be satisfied at the maximum or any other level.

5.4. Transferability of Stock Options. Stock Options may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the holder thereof, except by will or the laws of descent and distribution; provided, however, that unless otherwise specified in the Agreement, as long as the holder continues employment with or service to the Company, such holder may transfer Stock Options to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of Stock Options to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an equity interest in the limited liability company or partnership to which the transfer is made. Any transfer of Stock Options shall be in a form acceptable to the Committee, shall be signed by the holder and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If a Stock Option is transferred to a Family Member or to a Family Entity, such Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution.

5.5. Tax Withholding. The Company shall have the right to require, as of the grant, vesting, or exercise of an award, the sale of any shares of Common Stock, the receipt of any dividends or the payment of any cash pursuant to an award made hereunder, payment by the holder of such award of any federal, state, local or other income, social insurance, payroll or other tax-related items which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to a holder having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”) in the amount necessary to satisfy any such obligation, or withhold an amount of cash which would otherwise be payable to a holder, including withholding from wages or other cash compensation otherwise due to the holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable to a holder, equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of a Stock Option, a cash payment by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise, in each case to the extent set forth in the Agreement relating to an award, or (E) any combination of (A) and (B). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder.

5.6. Restrictions on Shares. Each award made hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting, exercise or settlement of such award or the delivery of shares thereunder, such award shall not vest, be exercised or settled and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. In addition, the Committee may condition the grant of an award on compliance with certain listing, registration or other qualifications applicable to the award under any law or any obligation to obtain the consent or approval of a governmental body. The Company may require that certificates or other indicia of ownership evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

5.7. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to any such transaction) available under this Plan, the maximum number of securities available for Stock Awards and Performance Grants, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to any such transaction) subject to each outstanding Stock Option and the purchase price per security, the terms of each outstanding Stock Option, the maximum number of securities with respect to which Stock Options or SARs (or a combination thereof), or Stock Awards or Performance Grants may be made or granted during any calendar year to any person, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to any such transaction) subject to each outstanding SAR and the base price per SAR, the terms of each outstanding SAR, the number, class and kind of securities (including, for this purpose, securities of any other entity that is a party to any such transaction) subject to each outstanding Stock Award or Performance Grant, and the terms of each outstanding Stock Award or Performance Grant shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Stock Options and SARs without an increase in the aggregate purchase price or base price. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an award under this Plan, the Company shall pay the holder of such award, in connection with the adjustment or first vesting, exercise or settlement of such award in whole or in part occurring after such adjustment, as the Committee may determine, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the vesting, exercise or settlement date over (B) the exercise or base price, if any, of such award.

5.8. Change in Control. As of the effective date of a Change in Control (a) each outstanding Stock Option and SAR granted under the Plan shall become fully vested and exercisable, (b) the Restriction Period applicable to each outstanding Stock Award granted under the Plan shall lapse, (c) the Performance Period applicable to any outstanding Performance Grant issued under the Plan shall lapse, and (d) the Performance Measures applicable to any outstanding award under the Plan shall be deemed to be satisfied at the target level (or if greater, at the performance level actually attained). Notwithstanding any provision of this Plan to the contrary, each Stock Option or SAR granted to a holder whose employment is terminated for an eligible reason according to the terms of the Company severance policy applicable to the holder as of the effective date of a Change in Control during the period commencing on and ending twenty-four months after the effective date of the Change in Control shall remain exercisable by such holder (or his or her legal representative or similar person) until the earlier of (y) the end of the severance period applicable to the holder under such severance policy or, if later, the end of the otherwise applicable Post-Termination Exercise Period, or (z) the expiration date of the term of the Stock Option or SAR.

5.9. No Right of Participation or Employment. No person shall have any right to participate in this Plan. Neither this Plan nor any award made hereunder shall confer upon any person any right to continued employment by the Company, any Subsidiary or any Affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any Affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.10. Rights as Stockholder. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an award hereunder unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

5.11. Designation of Beneficiary. If permitted by the Committee, the holder of an award may file with the Committee a written designation of one or more persons as such holder’s beneficiary or beneficiaries (both primary and contingent) in the event of the holder’s death. To the extent an outstanding Stock Option or SAR granted hereunder is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such Stock Option or SAR to the extent permitted under local law.

Each beneficiary designation shall become effective only when filed in writing with the Committee during the holder’s lifetime on a form prescribed by the Committee. The spouse of a married holder domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations.

If a holder fails to designate a beneficiary, or if all designated beneficiaries of a holder predecease the holder, then each outstanding Stock Option and SAR hereunder held by such holder, to the extent exercisable, may be exercised by such holder’s executor, administrator, legal representative or similar person.

5.12. Governing Law. This Plan, each award hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.13. Replacement and Substitute Awards. Notwithstanding anything in this Plan to the contrary, any Stock Option or Stock Award that is intended to be a Replacement or Substitute Award granted in connection with the spin-off of the Company shall be subject to the same terms and conditions as the original First Data award to which it relates; provided, however that such awards shall be administered by the Committee.

5.14. Foreign Employees. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures and to foster and promote achievement of the purposes of this Plan. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, Disability or Retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Subsidiaries, Affiliates or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Sections 1.5 and 5.2, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

5.15. Termination of Employment or Service. Unless otherwise determined by the Committee, an award holder employed by or providing service to an entity that is a Subsidiary or an Affiliate under this Plan shall be deemed to have terminated employment with or service to the Company for purposes of this Plan on the date that such entity ceases to be a Subsidiary or an Affiliate hereunder.

EXHIBIT B

THE WESTERN UNION COMPANY

SENIOR EXECUTIVE ANNUAL INCENTIVE PLAN

(Effective January 1, 2007)

1. PURPOSE OF THE PLAN. The Western Union Company Senior Executive Annual Incentive Plan (the “Plan”) is hereby established effective January 1, 2007 by the Compensation and Benefits Committee of the Board of Directors of The Western Union Company (the “Company”). The Plan is designed to encourage teamwork and individual performance by providing annual incentive compensation based on the Company’s Operating Income, to advance the interests of the Company by attracting and retaining key executives, and to reward contributions made by the Company’s Chief Executive Officer and other senior executive officers in optimizing long-term value to the Company’s stockholders by connecting a portion of each such executive’s total potential cash compensation to the attainment of objective Company financial goals. The Incentive Awards payable under the Plan are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and shall be interpreted in a manner consistent with such intent.

2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below:

2.1 “Committee” means the Compensation and Benefits Committee of the Company’s Board of Directors, or any successor thereto or delegate thereof with the authority to act on behalf of the Committee with respect to this Plan.

2.2 “Corporate Performance Measures” means specified levels of earnings per share, the attainment of a specified price of the Company’s common stock, specified levels of earnings before interest expense and taxes, operating income, return to stockholders (including dividends), return on equity, earnings, revenues, pretax return on total capital, cash flow, cost reduction goals, economic value added, or any combination of the foregoing, or any other financial measure of Company performance, as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for major nonrecurring and non-operating expense and income items, as determined by the Company and as acceptable to the Committee in its sole discretion, based on the facts and circumstances involved, as determined pursuant to generally accepted accounting principles, and as consistently applied by the Committee.

2.3 “Division or Business Unit Performance Measures” mean specified levels of revenue, operating income, pretax return on total capital, cost reduction goals, economic value added, or any combination of the foregoing, or any other financial measure of business unit and/or division performance, as selected by the Committee for a specified performance or measurement period for purposes of this Plan, and as such measures may be adjusted for major nonrecurring and non-operating expense and income items, as determined by the Company and as acceptable to the Committee in its sole discretion, based on the facts and circumstances involved, as determined pursuant to generally accepted accounting principles, and as consistently applied by the Committee.

2.4 “Incentive Award” means an incentive compensation award paid to a Participant pursuant to the Plan.

2.5 “Incentive Pool” means the aggregate dollar value of the maximum Incentive Awards payable under the Plan in any Plan Year, as specified in Section 3.1.

2.6 “Operating Income” for purposes of Section 3.1 means the Company’s consolidated operating income as determined by the Committee from the Company’s annual audited financial statements.

2.7 “Participant” means the Company’s Chief Executive Officer and any executive officer of the Company who is identified as eligible to participate in this Plan for a given Plan Year by the Committee.

2.8 “Plan Year” means a period of one year, commencing each January 1 and ending on the following December 31, or such other twelve consecutive month period as may be established from time to time by the Company. Subject to stockholder approval of the Plan, the first Plan Year of the Plan shall be the one year period commencing on January 1, 2007 and ending December 31, 2007.

3. ESTABLISHMENT OF INCENTIVE POOL, PERFORMANCE MEASURES AND DETERMINATION OF INCENTIVE AWARDS.

3.1 The Incentive Pool for each Plan Year shall equal 3% of Operating Income for such year.

3.2 No later than 90 days after the beginning of each Plan Year, the Committee shall establish for each Participant the maximum Incentive Award that may be payable to such Participant for such Plan Year, expressed as a percentage of the Incentive Pool for the Plan Year (a “Maximum Percentage”), provided that the Maximum Percentage for any Participant under this Plan for any Plan Year shall not be greater than 33 1/3% of such Incentive Pool.

3.3 As soon as practicable following the end of each Plan Year, the Committee shall determine the amount of the Incentive Pool for such Plan Year and shall certify such amount in a written statement and shall authorize the payment of Incentive Awards in accordance with the terms of the Plan.

3.4 The Committee shall have the sole and absolute discretion to reduce (but not increase) the amount of any Incentive Award otherwise payable under the Plan for each Plan Year or to determine that no Incentive Award shall be payable to a Participant under the Plan (so long as the exercise of such negative discretion does not result in an increase in the Incentive Award payable to any other Participant). The exercise of such discretion may be determined by (i) the extent to which selected Corporate Performance Measures and, if appropriate in the Committee’s discretion, selected Division or Business Unit Performance Measures established for each Participant for each Plan Year have been attained, and (ii) the Committee’s evaluation of a Participant’s individual performance. Under no circumstances shall any Incentive Award be deemed earned by or payable to a Participant under this Plan with respect to any Plan Year unless and until the Committee both certifies the amount of the Incentive Pool for such Plan Year and exercises its discretion to determine whether an Incentive Award shall be paid to each such individual Participant with respect to such Plan Year.

4. PAYMENT OF INCENTIVE AWARDS. Payment of Incentive Awards, less withholding taxes and other applicable withholdings, shall be made to Participants not later than March 15 (March 31, in the case of a Participant who is not a United States taxpayer) following the applicable Plan Year, provided the Committee has certified that the applicable Performance Measures have been satisfied and has determined the amount and approved the payment of the Incentive Award to the Participants. Funding of Incentive Awards under this Plan shall be out of the general assets of the Company or of its wholly-owned subsidiaries. Unless otherwise determined by the Committee in its discretion, Incentive Awards shall be paid in cash.

5. ADMINISTRATION. The Plan shall be administered by the Committee, which shall have full power and authority to interpret, construe and administer the Plan in accordance with the provisions set forth herein. The Committee’s interpretation and construction of the Plan, and actions hereunder, or the amount or recipient of the payments to be made from the Plan, shall be binding and conclusive on all persons for all purposes. In this connection, the Committee may delegate to any corporation, committee or individual, regardless of whether the individual is an employee of the Company, the duty to act for the Committee hereunder. No officer or employee of the Company shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of the Plan unless attributable to his or her own willful misconduct or lack of good faith. The expenses of administering the Plan shall be paid by the Company or by a wholly-owned subsidiary of the Company and shall not be charged against the Plan.

6. PARTICIPATION IN THE PLAN. Eligible executive officers of the Company may become Participants in accordance with the terms of the Plan at any time during the Plan Year. If an executive officer becomes a Participant at any time other than as of the commencement of a Plan Year, the Corporate Performance Measures, the Division or Business Unit Performance Measures (if established by the Committee), and the Maximum Percentage for the Participant shall be established by the Committee no later than the time prescribed by the Treasury Regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended.

7. TERMINATION OF EMPLOYMENT. Unless otherwise determined by the Committee, a Participant whose employment in his current position with the Company terminates for any reason prior to the end of a Plan Year shall not be entitled to receive an Incentive Award for such Plan Year.

8. DEFERRAL OF INCENTIVE AWARDS. A Participant may elect to defer receipt of all or any portion of any Incentive Award made under this Plan to a future date as provided in and subject to the terms and conditions of any deferred compensation plan of the Company.

9. MISCELLANEOUS.

9.1 NONTRANSFERABILITY. No Incentive Award payable hereunder, nor any right to receive any future Incentive Award hereunder, may be assigned, alienated, sold, transferred, anticipated, pledged, encumbered, or subjected to any charge or legal process, and if any such attempt is made, or a person eligible for any Incentive Award hereunder becomes bankrupt, the Incentive Award under the Plan which would otherwise be payable with respect to such person may be terminated by the Committee which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such award that it deems appropriate.

9.2 CLAIM TO INCENTIVE AWARDS AND EMPLOYMENT RIGHTS. Nothing in this Plan shall require the Company to segregate or set aside any funds or other property for purposes of paying all or any portion of an Incentive Award hereunder. No Participant shall have any right, title or interest in or to any Incentive Award hereunder prior to the actual payment thereof, nor to any property of the Company. Neither the adoption of the Plan nor the continued operation thereof shall confer upon any employee any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to dismiss or otherwise terminate the employment of either Participant at any time for any reason, with or without cause.

9.3 INCOME TAX WITHHOLDING/RIGHTS OF OFFSET. The Company shall have the right to deduct and withhold from all Incentive Awards all federal, state and local taxes as may be required by law. In addition to the foregoing, the Company shall have the right to set off against the amount of any Incentive Award which would otherwise be payable hereunder, the amount of any debt, judgment, claim, expense or other obligation owed at such time by the Participant to the Company or any subsidiary.

9.4 GOVERNING LAW. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the State of Delaware.

10. AMENDMENT AND TERMINATION. The Plan may be amended or terminated at any time and for any reason by the Committee. The Committee may, in its sole discretion, reduce or eliminate an Incentive Award to any Participant at any time and for any reason. The Plan is specifically designed to guide the Company in granting Incentive Awards and shall not create any contractual right of any employee to any Incentive Award prior to the payment of such award.

11. EFFECTIVE DATE. The Plan shall be effective for the Plan Year beginning January 1, 2007 and each subsequent Plan Year.

THE WESTERN UNION COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2007

3:30 pm

Sidley Austin LLP

787 Seventh Avenue

New York, New York 10019

The Western Union Company

12500 East Belford Avenue

Englewood, CO 80112

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2007.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Christina A. Gold and David L. Schlapbach, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

•	VOTE BY INTERNET — http://www.eproxy.com/wu/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on May 9, 2007.

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

•	VOTE BY MAIL

•

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to The Western Union Company, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card.

The Board of Directors Recommends a Vote “FOR” Items 1, 2, 3 and 4.

1. Election of directors:	01 Dinyar S. Devitre 02 Betsy D. Holden	03 Christina A. Gold	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Approval of The Western Union Company 2006 Long-Term Incentive Plan	☐ For	☐ Against	☐ Abstain
3. Approval of The Western Union Company Senior Executive Annual Incentive Plan	☐ For	☐ Against	☐ Abstain
4. Ratification of Selection of Auditors	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4. For shares held in The Western Union Company Incentive Savings Plan or First Data Corporation Incentive Savings Plan (in either case, the Plan), the Plan’s Trustee will vote the shares as directed. If no direction is given on how to vote the shares to the Trustee by 12:00 p.m. (CT) on May 7, 2007, the Plan’s Trustee will vote your shares held in the Plan in the same proportion as the shares for which it receives instructions from all other participants in such Plan.

Address Change? Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.